SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Fastenal Company
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2001 Theurer Boulevard
Winona, Minnesota 55987-0978
(507) 454-5374

February 26, 2018
Dear Fellow Shareholders:
I am pleased to invite you to attend our annual meeting to be held at Fastenal's home office at 2001 Theurer Boulevard, Winona, Minnesota, commencing at 10:00 a.m., central time, on Tuesday, April 24, 2018.
The following notice of annual meeting and the proxy statement describe the matters to come before the annual meeting. During the annual meeting, we will also review the activities of the past year and items of general interest about Fastenal and will be pleased to answer your questions. Please join us for lunch immediately following the annual meeting. For those interested in our history, the Fastenal Museum is located at 69 Lafayette Street, Winona, Minnesota. This is the location of our first branch, and will be open to the public from 12:00 p.m. to 5:00 p.m. on the day of the meeting.
This year we are again taking advantage of a Securities and Exchange Commission rule allowing us to furnish our proxy materials over the internet. If you are a shareholder who holds shares in an account with a broker (also referred to as shares held in 'street name'), you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will tell you how you can access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. If you are a shareholder whose shares are registered directly in your name with our transfer agent, Equiniti Trust Company (a 'registered shareholder'), you will continue to receive a copy of our proxy materials by mail as in previous years.
We hope that you will be able to attend the annual meeting in person and we look forward to seeing you. Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote by completing and returning the enclosed proxy promptly.

Sincerely,

Willard D. Oberton
Chairman of the Board

FASTENAL COMPANY

Notice of Annual Meeting of Shareholders

DATE & TIME	Tuesday, April 24, 2018 at 10:00 a.m. (central time)

PLACE	Fastenal Company 2001 Theurer Boulevard Winona, Minnesota 55987 (meeting held in the warehouse)

ITEMS OF BUSINESS	1. The election of a board of directors consisting of ten members to serve until the next regular meeting of shareholders or until their successors have been duly elected and qualified.
2. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018.
3. An advisory vote on a non-binding resolution to approve the compensation of certain of our executive officers disclosed in this proxy statement.
4. The approval of the Fastenal Company Non-Employee Director Stock Option Plan.
5. The transaction of such other business as may properly be brought before the annual meeting.

RECORD DATE	You may vote at the annual meeting if you were a shareholder of record at the close of business on February 23, 2018.

VOTING BY PROXY
YOUR VOTE IS IMPORTANT – Your proxy is important to ensure a quorum at the annual meeting. Even if you own only a few shares, and whether or not you plan to attend the meeting, please follow the instructions you received to vote your shares as soon as possible to ensure that your shares are represented at the meeting.

By Order of the Board of Directors,

John J. Milek
General Counsel
Winona, Minnesota
February 26, 2018

PROXY STATEMENT
Proxies are being solicited by the board of directors of Fastenal Company (hereinafter referred to as Fastenal or by terms such as the company, we, our, or us) for use in connection with the annual meeting to be held on Tuesday, April 24, 2018 at our principal executive office commencing at 10:00 a.m., central time, and at any adjournments thereof. The mailing address of our principal executive office is 2001 Theurer Boulevard, Winona, Minnesota 55987-0978 and our telephone number is (507) 454-5374. The mailing of this proxy statement and our board of directors' form of proxy to shareholders whose shares are registered directly in their names with our transfer agent ('registered shareholders') will commence on or about March 13, 2018. The mailing of the notice regarding availability of proxy materials to our shareholders who hold shares in accounts with brokers (also referred to as shares held in 'street name') will commence on or about the same date.

General information about the meeting and voting	2

Proposal #1 – Election of directors	4

Corporate governance and director compensation	7

Proposal #2 – Ratification of appointment of independent registered public accounting firm	13

Audit and related matters	13

Proposal #3 – An advisory vote on a non-binding resolution to approve the compensation of our named executive officers disclosed in this proxy statement	14

Executive compensation	15

Proposal #4 - Vote to approve the Fastenal Company Non-Employee Director Stock Option Plan	31

Security ownership of principal shareholders and management	35

Additional matters	37

Householding	37

Deadlines for receipt of shareholder proposals for the 2019 annual meeting	37

Appendix A: Fastenal Company Non-Employee Director Stock Option Plan

GENERAL INFORMATION ABOUT THE MEETING AND VOTING
What am I voting on?
These are the proposals scheduled to be voted on at the annual meeting:

•	Election of all ten directors ('Proposal #1');

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018 ('Proposal #2');

•	Adoption of a resolution approving, on an advisory, non-binding basis, the compensation of certain of our executive officers ('Proposal #3'); and

•	Approval of the Fastenal Company Non-Employee Director Stock Option Plan ('Proposal #4')
Who is entitled to vote?
The common stock of Fastenal, par value $.01 per share, is our only authorized and issued voting security. At the close of business on February 23, 2018, there were 287,647,564 shares of common stock issued and outstanding, each of which is entitled to one vote. Only shareholders of record at the close of business on February 23, 2018 will be entitled to vote at the annual meeting or any adjournments thereof.
What constitutes a quorum?
The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on the record date will constitute a quorum for the transaction of business at the meeting.
How many votes are required to approve each proposal?
Election of Directors
As is the case this year, where the number of nominees does not exceed the number of directors to be elected, directors are elected under a majority voting standard. This means that each director must receive more votes for his or her election than votes against in order to be elected. If an incumbent director fails to receive a sufficient number of votes to be elected, he or she must promptly offer to resign, and the nominating committee will make a recommendation on the resignation offer and the board must accept or reject the offer within 90 days and publicly disclose its decision and rationale. Shareholders do not have the right to cumulate their votes in the election of directors.
Ratification of Independent Registered Public Accounting Firm
The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required for approval of Proposal #2.
Approval of Executive Compensation
The vote to approve our executive compensation is advisory and not binding on our board of directors. However, our board will consider our shareholders to have approved our executive compensation if the number of votes 'FOR' Proposal #3 exceeds the number of votes 'AGAINST' Proposal #3.
Approval of the Fastenal Company Non-Employee Director Stock Option Plan
The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required for approval of Proposal #4.
How are votes counted?
You may vote 'FOR', 'AGAINST' or 'ABSTAIN' on Proposals #1, #2, #3, and #4. Abstentions will be counted as present for purposes of determining the existence of a quorum. If you abstain from voting on either Proposal #2 or Proposal #4, it has the same effect as a vote against the proposal. An abstention will not have any effect on the outcome of the vote on Proposal #1, or #3. If you just sign and submit a proxy card without voting instructions, your shares will be voted 'FOR' each director nominee, and 'FOR' or 'AGAINST' any other proposal as recommended by the board.
What is a broker non-vote?
If shareholders do not give their brokers instructions as to how to vote shares held in street name, the brokers have discretionary authority to vote those shares on 'routine' matters, such as the ratification of independent registered public accounting firms, but not on 'non-routine' proposals, such as the other proposals scheduled to be voted on at the annual meeting. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is sometimes called a 'broker non-vote'. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers will be counted as present for the purpose of determining whether there is a quorum at the annual meeting, but will not be counted or deemed to be present in person or by proxy and entitled to vote for the purpose of determining whether our shareholders have approved that matter.
How does the board recommend that I vote?
Fastenal's board recommends that you vote your shares:

•	'FOR' each of the nominees to the board named in this proxy statement;

•	'FOR' the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018;

•	'FOR' the adoption of a resolution approving, on an advisory, non-binding basis, the compensation of certain of our executive officers; and

•	'FOR' the approval of the Fastenal Company Non-Employee Director Stock Option Plan.
How do I vote my shares without attending the annual meeting?
Registered Shareholders
If you are a registered shareholder, you may vote without attending the annual meeting by telephone, over the internet, or by mail as described below. To vote:

•
By telephone, (1) on a touch-tone telephone call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on April 23, 2018, (2) have your proxy card available, and (3) follow the instructions provided;

•
Over the internet (1) go to www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on April 23, 2018, (2) have your proxy card available, and (3) follow the instructions provided; or

•
By mail (1) mark, date, and sign the enclosed proxy card, and (2) return the proxy card in the enclosed postage-paid envelope to Fastenal Company, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. You should sign your name exactly as it appears on the proxy card. If you are signing the proxy card in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Shares held jointly by two or more registered shareholders may be voted by any joint owner, unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.
Shares Held in Street Name
If you hold your shares in street name, you will receive a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. As noted above, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote.
Shares Held in the Fastenal Company and Subsidiaries 401(k) and Employee Stock Ownership Plan ('401(k) plan')
If you participate in our 401(k) plan and have investments in the Fastenal stock fund, you will receive instructions from the trustee of the plan that you must follow in order for shares attributable to your account to be voted. The trustee will vote shares for which no directions have been timely received, and shares not credited to any participant's account, in proportion to votes cast by participants who have timely responded.
How do I vote my shares in person at the annual meeting?
If you are a registered shareholder and prefer to vote your shares at the annual meeting, bring the enclosed proxy card or proof of identification. You may vote shares held in street name only if you obtain and bring to the annual meeting a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares. Shares attributable to your account in our 401(k) plan may not be voted by you in person at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by telephone, over the internet, or by mail so that your vote will be counted if you later decide not to attend the meeting. If you are a registered shareholder who wishes to vote in person at the annual meeting and have previously submitted a proxy, you must deliver to an officer of Fastenal a written notice of termination of the proxy's authority before the vote. Attendance at the annual meeting will not itself revoke a previously granted proxy.
How do I change my vote?
If you are a registered shareholder, you may revoke your proxy (1) prior to the annual meeting by mailing a later dated proxy or by submitting a subsequent proxy by telephone or over the internet at any time before the applicable deadline noted above, or (2) at the annual meeting by delivering to an officer of Fastenal a written notice of termination of the proxy's authority at any time prior to the vote. If you hold your shares in street name or through our 401(k) plan and wish to change your vote, you should follow the instructions received from your broker or the trustee of the plan.
* * * * * * * * * *
PROPOSAL #1—ELECTION OF DIRECTORS
Nominees and Required Vote
Our bylaws provide that our business will be managed by or under the direction of a board of directors of not less than five or more than 12 directors. Within this range, the exact number of directors is fixed from time to time by the board of directors. The board currently consists of ten members. Each director will be elected at the annual meeting for a term that expires at the next regular shareholders' meeting and will hold office for the term for which he or she was elected or until a successor is elected and qualified.
Each of the nominees named below is a current director of Fastenal and has indicated a willingness to be named in this proxy statement and to serve as a director for the ensuing year. Each of the nominees has been previously elected by our shareholders. Proxies solicited by the board of directors will, unless otherwise directed, be voted to elect the ten nominees named below to constitute the entire board. Notwithstanding the foregoing, in case any such nominee is not a candidate at the annual meeting of shareholders for any reason, the proxies named in the enclosed proxy card may vote for a substitute nominee in their discretion.
The following table sets forth certain information as to each director and nominee for the office of director.

Name	Age	Director Since	Position
Willard D. Oberton	59	1999	Chairman of the Board and Director
Michael J. Ancius	53	2009	Director
Michael J. Dolan	69	2000	Director
Stephen L. Eastman	53	2015	Director
Daniel L. Florness	54	2016	President, Chief Executive Officer, and Director
Rita J. Heise	61	2012	Director
Darren R. Jackson	53	2012	Director
Daniel L. Johnson	54	2016	Director
Scott A. Satterlee	49	2009	Director
Reyne K. Wisecup	55	2000	Senior Executive Vice President – Human Resources and Director
Director Qualifications
Fastenal's board of directors is comprised of a diverse group of individuals of varying backgrounds and experiences. Our management directors bring important internal insights and perspective developed during their years of experience in operations and administration at the company. They provide direct-line feedback for the people-centered culture that has played a major role in the company's success. Our independent directors contribute a variety of expertise derived from their backgrounds in the areas of entrepreneurial leadership, strategic planning, multi-location sales and marketing, manufacturing, distribution, commercial construction, international market development, information technology, publicly-held company reporting, professional administration, investor relations, risk management, and accounting.
The board believes each of the nominees possesses the experience, skills, and attributes to serve on the company's board of directors, and collectively contribute to its ongoing success.
Mr. Willard D. Oberton has served as chairman of the board since April 2014. He also served as the company's chief executive officer from December 2002 through December 2014, when he retired from that position, and again on an interim basis from July 2015 through December 2015. He began his business career with Fastenal in January 1980, and was promoted to branch manager, then district manager, and later to general operations manager. He served as our vice president from March 1997 through June 2000, as our executive vice president from June 2000 through July 2001, as our chief operating officer from March 1997 through December 2002, and as our president from July 2001 through July 2012 and again on an interim basis from July 2015 through December 2015. Mr. Oberton's professional career grew from within Fastenal as he successfully worked, managed, and provided leadership to most of the departments and disciplines integral to the company's growth and financial success. Mr. Oberton's varied experience with the company, including his long tenure as chief executive officer, gives the board unique insight into the company's 'success drivers' and provides continuity to Mr. Florness in the development and execution of the company's strategy. In addition, Mr. Oberton serves on the board of directors of publicly-held Donaldson Company, which gives him useful insight into another organization's corporate governance, compensation planning, and strategic development. Also, he serves on the board of WinCraft, Inc., a privately-held company involved in manufacturing and distributing promotional marketing merchandise, which are important disciplines helpful to Fastenal. Additionally, he has served on the boards of various community and educational organizations, including the board of trustees of St. Benedict's College, St. Joseph, Minnesota.
Mr. Oberton has been a director of Fastenal since 1999.
Mr. Michael J. Ancius serves as the vice president and chief financial officer of A.L.M. Holding Company, and he began working for the company in June 2017. A.L.M. Holding Company is a privately-held construction and energy company headquartered in Onalaska, Wisconsin. From 1997 to June 2017, Mr. Ancius was the director of strategic planning, financing, and taxation of Kwik Trip, Inc., a privately-held multi-location convenience store chain headquartered in La Crosse, Wisconsin. Prior to 1997, Mr. Ancius was a senior manager with the certified public accounting firm of RSM US LLP for ten years, where he specialized in taxation. His background in strategic planning, board operations, capital markets, capital structures and valuations, insurance risk management, taxation, and financial and accounting matters contributes a unique set of skills to the board. Additionally, his experience with strategic planning and development of compensation strategies brings beneficial insight to our compensation committee.
Mr. Ancius has been a director of Fastenal since 2009 and is a member of our compensation committee and chair of our nominating committee.
Mr. Michael J. Dolan has worked as a business consultant since March 2001. From October 1995 through February 2001, he served as executive vice president and chief operating officer of The Smead Manufacturing Company, participating in the management and leadership of that privately-owned manufacturer of office filing products. Prior to 1995, Mr. Dolan was a partner in the international audit and accounting firm of KPMG LLP, which assisted in taking Fastenal public in 1987. He was associated with KPMG LLP for a total of twenty-five years during which time he specialized in advising distribution, transportation, and manufacturing companies, several of which were publicly-held. His operations background in manufacturing, multi-location distribution, transportation, and marketing serves the board and company in these areas integral to Fastenal's business, and provides experience in evaluating business risk as well as opportunity. His financial background and experience in accounting and reporting matters and in advising publicly-held companies provides the experience needed to chair the company's audit and compensation committees. He has also served on various community and educational boards, including the board of trustees of St. Mary's University, Winona, Minnesota.
Mr. Dolan has been a director of Fastenal since 2000, is a member of our nominating committee, and is chair of our audit and compensation committees.
Mr. Stephen L. Eastman, has served as president of the parts, garments, and accessories division of Polaris Industries Inc., a manufacturer and marketer of recreational vehicles with $5.4 billion in annual revenues, since August 2015. In his capacity as president, he is responsible for leading the strategic direction, product development, supply chain operations, sales, marketing, and e-commerce, of the parts, garments, and accessories division. From February 2012 to August 2015, he served as vice president of that same division. He has also led the integration of several after market businesses including the 2016 acquisition of Transamerican Auto Parts, a vertically integrated manufacturer, distributor, retailer, and installer of off-road Jeep and truck accessories. From October 2011 to February 2012, Mr. Eastman worked as an independent business consultant. Prior to October 2011, Mr. Eastman held various managerial positions during a tenure of almost 30 years with Target Corporation, a multi-location and online retailer of consumer products, including president of Target.com from 2008 to October 2011. His background in executive and managerial leadership in multi-location consumer products companies, supply chain strategy, inventory management, e-commerce, and mergers and acquisitions integration provides valuable insight and guidance in these areas to the board. Mr. Eastman also serves on the non-profit board of directors for the Boys and Girls Club of the Twin Cities.
Mr. Eastman has been a director of Fastenal since 2015 and is a member of our audit and nominating committees.

Mr. Daniel L. Florness, has served as the company's president and chief executive officer since January 2016. He began his career at Fastenal in 1996, and served as the company's chief financial officer from June 1996 to December 2002, and as an executive vice president and the chief financial officer of the company from December 2002 to December 2015. During his time as chief financial officer, Mr. Florness' experience with the company expanded beyond finance, including leadership of product development and procurement, a portion of our manufacturing division, and, in later years, our national accounts business. In his role as president and chief executive officer, Mr. Florness provides the board with critical input on the development and implementation of high level strategies for the company and on the overall operations and resources of the company. In addition, his long prior tenure as chief financial officer makes Mr. Florness uniquely situated to provide the board with in-depth insight into the company's financial planning, internal controls, and regulatory compliance. Mr. Florness also serves on the board of directors of PlastiComp, Inc., a privately-held company specializing in the provision of long fiber thermoplastic composites and technologies, and on the board of trustees of Gundersen Health System, an integrated health care system primarily located in Wisconsin, as well as Iowa and Minnesota. Additionally, he has served on the boards of various community organizations.
Mr. Florness has been a director of Fastenal since January 2016.
Ms. Rita J. Heise has worked as a business consultant since January 2012. From 2002 through her retirement in December 2011, she served as a corporate vice president and chief information officer of Cargill, Incorporated, an international producer and marketer of food, agricultural, financial and industrial products and services, and one of the largest privately-owned companies in the world. In her capacity as the chief information officer, she was responsible for Cargill's information technology worldwide. While at Cargill, she also served as a platform leader providing executive leadership for the agriculture horizon, animal nutrition, and salt/de-icing businesses and was a member of the business transformation and process improvement leadership teams. Prior to joining Cargill, Ms. Heise was the chief information officer for the aerospace business of Honeywell International Inc. and for Honeywell's Europe, Middle East, and Africa operations. During her 25 years at Honeywell, she worked on business integrations, process improvement teams, and mergers and acquisitions; led various information technology assignments; and held various positions in supply chain, operations, customer service, and distribution. Ms. Heise has participated in information technology industry committees and currently serves as chair of the board of Blue Cross Blue Shield of Minnesota, a non-profit health services company. Ms. Heise also serves on the board of directors of Curtiss Wright Corporation, a publicly-held engineering company specializing in providing high-tech, critical-function products, systems, and services to the commercial, industrial, defense and power markets. She previously served on the board of Adventium Labs, a privately-held systems engineering and cyber-security company. Her information technology background, combined with a diverse operations background, offers the board valuable insight on ways for Fastenal to maximize the use of advancing technologies in marketing, operations, and distribution, and to effectively manage cyber-security risks.
Ms. Heise has been a director of Fastenal since 2012 and is a member of our compensation committee.
Mr. Darren R. Jackson retired in January 2016 as chief executive officer and a director of Advance Auto Parts, Inc., a publicly-held auto parts sourcing, distribution, and retail company, positions he held since January 2008 and July 2004, respectively. From 2000 through 2007, he was employed at Best Buy Co., Inc., a publicly-held specialty retailer of consumer electronics, and was appointed its executive vice president-finance and chief financial officer in February 2001. Prior to 2000, he served as vice president and chief financial officer of Nordstrom Full Line Department Stores, Inc., a publicly-held organization, and also held various senior positions, including chief financial officer, with Carson Pirie Scott & Company, previously a publicly-held organization. He began his career at KPMG LLP. His background in executive leadership in multi-location consumer products companies contributes valuable insight to enhance Fastenal's basic distribution model, and offers guidance into expansion opportunities. Additionally, his financial and accounting background deepens that expertise on our audit committee. Mr. Jackson serves on the board of directors of Cree, Inc., a publicly-held company in the LED lighting market, where he serves as the chairman of the audit committee and as a member of the governance committee. Mr. Jackson also serves on the non-profit boards of directors of the national Cristo Rey Network Schools and the Drexel Fund.
Mr. Jackson has been a director of Fastenal since 2012 and is a member of our audit committee.
Mr. Daniel L. Johnson is president and chief executive officer of M. A. Mortenson Company, a family-owned commercial, energy, and infrastructure construction company that provides construction-related contracting, development, and program management services throughout North America. Mortenson employs more than 4,500 team members and generates in excess of $3.9 billion of annual revenues. Before assuming his current role as president and chief executive officer in January 2017, Mr. Johnson served as president of Mortenson from January 2015 to December 2016 and as chief operating officer of Mortenson from 2008 to December 2014. Prior to that, he held various leadership and managerial positions with Mortenson since joining that company in 1986. Non-residential construction customers have historically represented a meaningful portion of Fastenal's sales, and Mr. Johnson's background in executive and managerial leadership of a major construction company provides the board with valuable insight into and guidance regarding this important sector of Fastenal's business. Mr. Johnson also serves on several non-profit and industry boards including the Greater MSP, the Crohn's and Colitis Foundation of America, and the ACE Mentor Program.
Mr. Johnson has been a director of Fastenal since 2016 and is a member of our audit committee.
Mr. Scott A. Satterlee retired in January 2016 as president of the North America Surface Transportation Division of C.H. Robinson Worldwide, Inc., a position he held since December 2014. He served as a senior vice president of transportation of that company from December 2007 through December 2014, and a vice president of transportation of that company from early 2002 through December 2007. C.H. Robinson is a publicly-held global provider of transportation and logistics services headquartered in Eden Prairie, Minnesota. As an executive officer of C.H. Robinson, Mr. Satterlee was responsible for a portion of its worldwide operations with duties that included oversight of a decentralized network of offices, each with local and global account relationships. Additionally, Mr. Satterlee helped develop and oversee implementation of network compensation plans for C.H. Robinson, and was accountable for expanding operations into portions of South America, Europe, and Asia. He brings multi-location operational, compensation, and international business development experience to the board, all consistent with our company's strategic focus.
Mr. Satterlee has been a director of Fastenal since 2009 and is a member of our compensation committee.
Ms. Reyne K. Wisecup serves as the company's senior executive vice president – human resources. She began her career at Fastenal in 1988, and served in various operational and administrative areas until being named human resources director in April 1997. In April 2002, she was promoted to vice president of employee development, a position she held until November 2007 when she was named executive vice president – human resources. In December 2016, Ms. Wisecup was promoted to senior executive vice president - human resources. In her capacity as senior executive vice president – human resources, Ms. Wisecup manages the company's human resources department which includes human relations, payroll, benefits, diversity and compliance, general insurance, legal, and the Fastenal School of Business. Because we credit much of our success to our 'people centered' decentralized structure, relying upon the entrepreneurial motivation and creative energy of our employees, Ms. Wisecup provides a very helpful direct link between the employees and the board which aids the board in shaping employee relations. Her career path also epitomizes the 'promote from within' philosophy which is a cornerstone of Fastenal's culture.
Ms. Wisecup has been a director of Fastenal since 2000.
None of the above nominees is related to any other nominee or to any of our executive officers.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE ELECTION OF EACH OF THE ABOVE NOMINEES
* * * * * * * * * *
CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION
Director Independence and Other Board Matters
Our board of directors has determined that none of Mr. Ancius, Mr. Dolan, Mr. Eastman, Ms. Heise, Mr. Jackson, Mr. Johnson, or Mr. Satterlee has any relationships that would interfere with the exercise by such person of independent judgment in the carrying out of his or her responsibilities as a director and that each such individual is an independent director under the listing standards of the Nasdaq Stock Market (herein referred to as 'independent directors'). The independent directors constitute a majority of our board of directors and a majority of the nominees for the office of director. In making the board's independence determination, the members of the board were aware of and considered various transactions between Fastenal, on the one hand, and companies in or with respect to which certain of our directors have equity interests or serve as directors, officers, or employees, on the other hand. Those transactions consisted of the purchase of products by such companies from Fastenal in the ordinary course of business and on terms available to comparable unrelated customers in similar circumstances, and the purchase by Fastenal of products or services from such companies in the ordinary course of business on terms negotiated on an arm's-length basis. None of our directors were in any way directly involved with any of these transactions.
All interested parties, including our shareholders, may contact our board of directors by e-mail addressed to bod@fastenal.com. Registered or beneficial owners of our common stock should identify themselves in their e-mails as shareholders of the company. The executive assistant to our chief executive officer periodically reviews all such e-mails and forwards all communications from our shareholders, and all communications from other interested parties requiring board attention, to the chairman of the board.
We have no formal policy regarding attendance by directors at our annual meeting, although most of our directors have historically attended this meeting. Each individual serving as a director of the company at that time attended our 2017 annual meeting.

Board Oversight of Risk
The board of directors recognizes that, although risk management is a primary responsibility of the company's management, the board plays a critical role in oversight of risk. The board, in order to more specifically carry out this responsibility, has assigned the audit committee the primary duty to periodically review the company's policies and practices with respect to risk assessment and risk management, including discussing with management the company's major risk exposures and the steps that have been taken to monitor and control those exposures. The compensation committee has been assigned the duty to assess the impact of the company's compensation programs on risk and recommend to the board of directors the adoption of any policies deemed necessary or advisable in order to mitigate compensation related risks. Information on the compensation committee's involvement in risk assessment and management as they relate to compensation programs is provided below under 'Executive Compensation-Compensation Discussion and Analysis.' Each committee reports to the board ensuring the board's full involvement in carrying out its responsibility for risk management.
The board's oversight role in this area has not affected its leadership structure, largely because of the level of direct communication between various members of senior management and the board and its committees.
Board Leadership Structure and Committee Membership
Mr. Oberton has been the chairman of the board of the company since April 2014, and served as chief executive officer from December 2002 through December 2014, when he retired from that position, and again on an interim basis from July 2015 through December 2015. Upon the election of Mr. Florness as chief executive officer of the company effective January 1, 2016, the roles of chairman and chief executive officer were separated. However, separation of the two offices is not mandated by any corporate governance guidelines of the company and continued separation of the roles will depend upon specific circumstances and the experience and background of the company's leadership.
As chairman, Mr. Oberton is the primary liaison between senior management and the independent directors and provides strategic input and leadership to our executive officers. With input from the other board members, committee chairs, and management, he develops the agenda for board meetings, sets board meeting schedules, and presides over meetings of the board. As the company's chairman, former chief executive officer and a board member for over eighteen years, Mr. Oberton combines a detailed and in-depth knowledge of the company's day-to-day operations with an ability to identify strategic priorities essential to the future success of the company and effectively execute the company's strategic plans.
Mr. Oberton is not responsible for setting agendas for executive sessions of the independent directors. Instead that duty is currently performed by Mr. Dolan with input from the company's other independent directors. Mr. Dolan's role in establishing agendas for the executive sessions helps assure that those sessions remain effective forums for promoting open and candid discussion among the independent directors regarding issues of importance to the company, including evaluating the performance and effectiveness of members of management.
At this time our independent directors have determined not to appoint one of their members to serve as lead independent director due to their view that all of the independent directors should feel equally engaged, responsible for, and involved in, company affairs and that appointment of a single individual to serve as lead independent director would run counter to that objective.
During 2017, we had three standing board committees, consisting of an audit committee, a compensation committee, and a nominating committee. The members of these committees during 2017, and the number of meetings held by the full board, by the independent members of the board, and by each committee during 2017, are detailed below. Each incumbent director attended more than 75% of the aggregate number of meetings in 2017 of the board and the various committees on which he or she served that were held during his or her term of service on the board.

	Board	Independent	Audit	Compensation	Nominating
Mr. Oberton	Chairman
Mr. Ancius	X	X		X	Chairman
Mr. Dolan	X	X	Chairman	Chairman	X
Mr. Eastman	X	X	X		X
Mr. Florness	X
Ms. Heise	X	X		X
Mr. Jackson	X	X	X
Mr. Johnson	X	X	X
Mr. Satterlee	X	X		X
Ms. Wisecup	X
Number of 2017 meetings	4	2	6	5	2

Audit Committee
Our audit committee consists of four directors, each of whom is an independent director. Our board of directors has determined that Mr. Dolan and Mr. Jackson are 'audit committee financial experts' under the rules of the Securities and Exchange Commission (the 'SEC').
The audit committee is responsible for overseeing our management and independent registered public accounting firm as to corporate accounting, financial reporting, internal controls, audit matters, and corporate risk management, and has the authority to:

•	Select, evaluate, compensate, and replace our independent registered public accounting firm;

•	Pre-approve services to be provided by our independent registered public accounting firm;

•
Review and discuss with our management and independent registered public accounting firm our interim and audited annual financial statements, and recommend to our board whether the audited annual financial statements should be included in our annual report on Form 10-K;

•	Discuss with our management earnings press releases and other published financial information or guidance;

•	Review and discuss with management our major risk exposures and the steps that management has taken to monitor and control such exposures;

•	Monitor the activities and performance of our internal auditors and our independent registered public accounting firm;

•	Monitor the independence of our independent registered public accounting firm;

•	Oversee our internal compliance programs;

•	Review related person transactions for potential conflict-of-interest situations; and

•	Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal controls, or auditing matters.
Our audit committee operates under a written charter originally adopted by our board of directors in June 2000 and most recently amended in January 2018. The audit committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Corporate Governance page of the Investors section of our website at www.fastenal.com.
Related Person Transaction Approval Policy
In January 2007, our board of directors adopted a formal written related person transaction approval policy, which sets out our policies and procedures for the review, approval, or ratification of 'related person transactions'. For these purposes, a 'related person' is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This policy is reviewed periodically to determine if any amendments are needed.

This policy applies to any financial transaction, arrangement, or relationship or any series of similar financial transactions, arrangements, or relationships in which Fastenal is a participant and in which a related person has a direct or indirect interest, other than the following:

•	Payment of compensation by Fastenal to a related person for the related person's service in the capacity or capacities that give rise to the person's status as a 'related person';

•	Transactions available to all employees or all shareholders on the same terms;

•
Purchases of products from Fastenal in the ordinary course of business at the same price and on the same terms as offered to our other customers, regardless of whether the transactions are required to be reported in Fastenal's filings with the SEC; and

•	Transactions, which when aggregated with the amount of all other transactions between the related person and Fastenal, involve less than $120,000 in a year.
Our audit committee is required to approve any related person transaction subject to this policy before commencement of the related person transaction, provided that if the related person transaction is identified after it commences, it must be brought to the audit committee for ratification, amendment, or rescission. The chairman of our audit committee has the authority to approve or take other actions in respect of any related person transaction that arises, or first becomes known, between meetings of the audit committee, provided that any action by the chairman must be reported to our audit committee at its next regularly scheduled meeting.
Our audit committee will analyze the following factors, in addition to any other factors the members of the audit committee deem appropriate, in determining whether to approve a related person transaction:

•	Whether the terms are fair to Fastenal;

•	Whether the transaction is material to Fastenal;

•	The role the related person has played in arranging the related person transaction;

•	The structure of the related person transaction; and

•	The interests of all related persons in the related person transaction.

Our audit committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon Fastenal and the related person following certain procedures designated by the audit committee.
Transactions with Related Persons
There were no related person transactions during 2017 required to be reported in this proxy statement.
Compensation Committee
Our compensation committee was appointed by our board of directors to discharge the board's responsibilities relating to compensation of Fastenal's executive officers and to oversee and advise the board on the adoption of policies that govern our compensation and benefit programs. Our compensation committee consists of four directors, each of whom qualifies as an independent director. Our compensation committee has the authority to:

•	Evaluate our chief executive officer's performance, and determine and approve all elements of our chief executive officer's compensation;

•	Review the evaluations of the performance of our other executive officers, and approve all elements of their compensation;

•	Approve incentive plan goals for executive officers, review actual performance against goals, and approve plan awards;

•	Recommend to the board stock ownership guidelines for executive officers and non-employee directors and monitor compliance with guidelines that are established;

•	Review and discuss with the board succession plans for the CEO and other executive officers;

•
Review our compensation programs for management employees and directors, and make recommendations to our board concerning the adoption or amendment of compensation plans, including equity-based compensation plans;

•	Review and approve all changes in Fastenal's benefit plans which could result in material changes in costs or the benefit levels provided;

•
Review our compensation policies and practices as they relate to risk management practices and risk-taking incentives, and recommend to the board of directors the adoption of policies to mitigate risks arising from compensation policies and practices;

•	Oversee the process by which the company conducts advisory shareholder votes regarding compensation matters; and

•	Review and discuss with management our Compensation Discussion and Analysis and recommend to our board the inclusion of the Compensation Discussion and Analysis in Fastenal's annual proxy statement.
Our compensation committee may delegate to our chief executive officer the authority, within pre-existing guidelines established by the compensation committee, to approve awards of equity-based compensation under established plans to employees other than executive officers. Our chief executive officer may be present during deliberations of the compensation committee on the compensation of our other executive officers (but not his own) and may provide input at the request of the compensation committee on that compensation. However, he may not vote on executive compensation.
Our compensation committee operates under a written charter originally adopted by our board of directors in February 2007, and most recently amended in January 2018. The compensation committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Corporate Governance page of the Investors section of our web site at www.fastenal.com.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee has ever been an officer or employee of Fastenal. During 2017, no executive officer of Fastenal served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that had any of its executive officers serving as a member of our board of directors or compensation committee.
Compensation of Our Directors
Our compensation committee makes recommendations regarding director compensation to the full board and the board makes the final decision regarding director compensation after consideration of such recommendations. All of our directors, including our chief executive officer, participated in the deliberations of the board regarding director compensation for 2017.

During 2017, each of our non-employee directors received an annual retainer of $85,000 and each of our employee directors received an annual retainer of $42,500 for his or her services as a director. In addition, the chair of the audit committee received an annual retainer of $25,000, the chair of the compensation committee received an annual retainer of $10,000, and the chair of the nominating committee received an annual retainer of $10,000. The annual retainers were paid at the first meeting of the year. Each of our non-employee directors, other than Mr. Oberton, also received $4,000 for attendance at each regular or special meeting of the board and each committee meeting. Mr. Oberton received a monthly retainer of $25,000 in lieu of meeting attendance fees. In addition, each of our non-employee directors was entitled to be reimbursed for reasonable expenses incurred by such non-employee director in the performance of his or her services as a director or committee member, including reasonable expenses of attendance at board and committee meetings.
The following table sets forth information with respect to the 2017 compensation for each of our directors, in their capacity as directors, other than any of our directors who are named executive officers (as defined below in 'Proposal #3 - An Advisory Vote on a Non-binding Resolution to Approve the Compensation of our Executive Officers Disclosed in this Proxy Statement'). The compensation of our named executive officers, in their capacity as directors and executive officers of Fastenal, is set out in the Summary Compensation Table under 'Executive Compensation - Summary of Compensation' later in this document.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Willard D. Oberton	385,000	—	—	—	—	—	385,000
Michael J. Ancius	147,000	—	—	—	—	—	147,000
Michael J. Dolan	196,000	—	—	—	—	—	196,000
Stephen L. Eastman	137,000	—	—	—	—	—	137,000
Rita J. Heise	129,000	—	—	—	—	—	129,000
Darren R. Jackson	129,000	—	—	—	—	—	129,000
Daniel L. Johnson	133,000	—	—	—	—	—	133,000
Scott A. Satterlee	129,000	—	—	—	—	—	129,000
Reyne K. Wisecup	42,500	—	—	—	—	—	42,500
In January 2018, the board determined all elements of director compensation would remain unchanged from those in effect during 2017.
Effective October 2017, our board of directors approved the Fastenal Company Non-Employee Director Stock Option Plan which permits our non-employee directors to elect to receive awards of options to acquire shares of our common stock in lieu of some or all of the annual cash retainer payments that the director would otherwise be entitled to receive for service on the board during 2018 and following years. This plan is subject to approval by our shareholders and further described in
Proposal #4.

Nominating Committee
Our nominating committee assists the board in maintaining effective governance of the company by identifying and recommending to the board appropriate candidates to serve as directors of the company and periodically assessing the composition of our board. Our nominating committee consists of three directors, each of whom qualifies as an independent director.
Our nominating committee has the authority to:

•	Periodically review the composition, skills, and qualifications of members of the board and recommend any changes to the board in its size or composition;

•	Engage in succession planning for the chairman of the board and other board members;

•	Identify, evaluate, recruit, and recommend to the board candidates to fill any vacant or newly created board positions;

•	Recommend to the board candidates for election as directors at the annual shareholders meeting;

•	Consider any resignations tendered by directors and recommend appropriate action to the board in response; and

•	Regularly review its performance and the adequacy of its charter.

Our nominating committee operates under a written charter originally adopted by our board of directors in January 2012. The nominating committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Corporate Governance page of the Investors section of our website at www.fastenal.com.
Director Nomination Process
Our nominating committee believes the following qualifications, skills, and attributes are necessary for the company's directors:

•	Integrity, intelligence, good judgment, ambition, and innovation;

•	Loyalty to our company and concern for its success and welfare;

•	The ability and willingness to apply sound and independent judgment;

•	An awareness of a director's vital part in our good corporate citizenship;

•	Time available for meetings and consultation on company matters;

•	The commitment to serve as a director for a reasonable period of time; and

•	The willingness to assume the fiduciary responsibilities of a director.
In selecting and evaluating director candidates, the nominating committee also considers an individual's business, employment and educational background, leadership experience in business or administrative activities, breadth of knowledge about issues affecting our company, and ability to contribute complementary expertise to board or committee activities.
In July 2012, the board adopted an 'age-limitation' policy relating to service on the board. The policy provided that no person would be nominated by the board for election by the shareholders of the company to the board, or appointed by the directors of the company to fill any vacancy on the board, during any year if such person is 74 years of age or older on January 1st of such year. In October 2016, the board amended this policy to decrease the maximum age from 74 years to 72 years.
Although our board does not have a formal policy relating specifically to the consideration of diversity in the selection and evaluation of director nominees, it does seek a diversity of perspectives, backgrounds, and life experiences. The nominating committee is mindful of the board's view in this regard in discharging its responsibilities.
If, after consultation with the full board and members of management to determine the needs of the company for new directors, the nominating committee decides to recommend the addition of one or more directors, or if a vacancy occurs on the board that the nominating committee determines should be filled, the process described below will be followed by the nominating committee:

•	With input from the chairman of the board, it will initiate the search for director candidates;

•	Identify a slate of candidates for consideration;

•	Conduct inquiries into the background and qualifications of identified candidates;

•	Determine those candidates who should be interviewed and conduct the interviews;

•	Approve a candidate for recommendation to the board; and

•
Seek board endorsement of the recommended candidate for election by our shareholders or board appointment of the recommended candidate to fill a vacancy or a newly created board position between shareholder meetings.

Our nominating committee has the authority to retain search firms to assist in identifying and evaluating director candidates, as well as any other advisors as the nominating committee determines necessary to carry out its duties. Fastenal is required to provide appropriate funding, as determined by our nominating committee, for payment of compensation to any search firm or other advisors so employed by the nominating committee.
Our nominating committee will consider director candidates recommended by our shareholders. Candidates recommended by our shareholders will be evaluated in the same manner as other candidates. Shareholders may recommend candidates by sending an e-mail to nominate@fastenal.com or by writing to Nominating Committee, Fastenal Company, 2001 Theurer Boulevard, Winona, Minnesota 55987 and providing that candidate's name, biographical data, and qualifications.
Annual Board Evaluations
Our nominating committee reviews the composition, skills and qualifications of the individual members of our board of directors on an annual basis, and reports to the board of directors regarding suggested changes in size or composition of the board of directors and any succession planning for the chairman of the board and other board members.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 (the 'Exchange Act') requires our directors and officers to file initial reports of share ownership and reports of changes in share ownership with the SEC. Our directors and officers are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and officers, all Section 16(a) filing requirements were met for 2017, except that the Form 4 for Mr. Soderberg's acquisition of 67 shares on May 18, 2017 was filed one day late, and the Form 4 for Mr. Eastman's acquisition of 1,000 shares on July 17, 2017 was filed two days late.
* * * * * * * * * *

PROPOSAL #2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2018. While it is not required to do so, the audit committee is submitting the selection of KPMG LLP for ratification by our shareholders in order to ascertain the view of our shareholders. If the selection is not ratified, the audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018.
A representative of KPMG LLP will be present at the annual meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
RATIFICATION OF THE SELECTION OF KPMG LLP AS FASTENAL'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
* * * * * * * * * *
AUDIT AND RELATED MATTERS
Audit Committee Report
As noted earlier, our audit committee oversees the company's financial accounting and reporting processes and systems of internal controls. In performing its oversight function, our audit committee relies upon advice and information received from Fastenal's management and independent registered public accounting firm.
In that regard, our audit committee has reviewed and discussed with both the management of the company and representatives of our independent registered public accounting firm our audited consolidated financial statements for 2017, as well as management's assessment of the effectiveness of our internal controls over financial reporting. Management represented to our audit committee as part of those discussions that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
Our audit committee also discussed with our internal auditors and representatives of our independent registered public accounting firm the overall scope and plans for their respective audits. Our audit committee met with the internal auditors and representatives of our independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls, including internal control over financial reporting, and the overall quality of our financial reporting.
Our audit committee further discussed with representatives of our independent registered public accounting firm the matters required to be discussed with audit committees by the applicable Public Company Accounting Oversight Board's standards. Our audit committee also received the written disclosures and the letter from our independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding our independent registered public accounting firm's communications with the audit committee concerning independence, and discussed with representatives of our independent registered public accounting firm the independence of that firm.
Based on the review and discussions referred to above, our audit committee recommended to our board of directors that our audited financial statements for 2017 be included in our 2017 annual report on Form 10-K for filing with the SEC.

Michael J. Dolan (Chair)	Stephen L. Eastman	Darren R. Jackson	Daniel L. Johnson
Members of the Audit Committee

Audit and Related Fees
In connection with the audit of our 2017 and 2016 consolidated financial statements, we entered into engagement letters with KPMG LLP which set forth the terms by which KPMG agreed to perform audit services for us. These agreements are subject to alternative dispute resolution procedures.

The following table presents fees billed, or expected to be billed, by our independent registered public accounting firm for professional services, in the years indicated, by category, as described in the notes to the table.

	2017	2016
Audit fees
Consolidated audit fees(1)	$770,500	$735,000
Statutory audit fees(2)	25,000	25,000
	795,500	760,000
Audit-related fees(3)	23,900	32,500
All other fees(4)	—	5,246
Total	$819,400	$797,746

(1)
Aggregate fees for professional services rendered by our independent registered public accounting firm for the audit of Fastenal's annual consolidated financial statements, audit of internal control over financial reporting, and review of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q.

(2)	Aggregate fees for statutory audit services related to our Panama and Latin America operations.

(3)	Aggregate fees billed for audit-related services related to our 401(k) plan and review services related to our Dominican Republic operations.

(4)	Aggregate fees for professional advisory services related to compliance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act dealing with conflict minerals.
Independence of Principal Accountant
Our audit committee has considered whether, and has determined that, the provision of the services described above was compatible with maintaining the independence of our independent registered public accounting firm.
Pre-Approval of Services
The Sarbanes-Oxley Act of 2002 and the rules of the SEC regarding auditor independence require the pre-approval by our audit committee or pursuant to pre-approval policies and procedures established by our audit committee of audit and non-audit services provided to us by our principal accountant. There is an exception for de minimis non-audit services which may, under certain circumstances, be approved retroactively. Our audit committee has granted to its chairman, Mr. Dolan, the authority to pre-approve the provision of audit and non-audit services, provided that he reports any such pre-approvals to the audit committee at its next scheduled meeting. All of the services were pre-approved in accordance with our pre-approval policy, and none of the services provided to us by our independent registered public accounting firm in 2017 or 2016 were approved retroactively pursuant to the exception to the pre-approval requirements for de minimis non-audit services described above.

PROPOSAL #3 – AN ADVISORY VOTE ON A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT
Our compensation committee has described our compensation philosophy in the Compensation Discussion and Analysis contained in this proxy statement. Shareholders are urged to read the Compensation Discussion and Analysis which also discusses how our compensation programs implement our compensation philosophy, as well as the Summary Compensation Table and other related tables and narrative disclosure which describe the compensation of all individuals who served as our chief executive officer or our chief financial officer during any part of 2017 and the other three most highly compensated executive officers of Fastenal in 2017 who were serving as executive officers at the end of 2017 (our 'named executive officers') set forth under 'Executive Compensation' below. The compensation committee and the board of directors believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving our compensation goals and that the compensation of our executive officers in 2017 reflects and supports these compensation policies and procedures.
As required pursuant to Section 14A of the Exchange Act, shareholders are being asked to vote on the following resolution:
RESOLVED, the shareholders of Fastenal Company approve, on an advisory basis, the compensation of the company's named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and related disclosures contained in the section of the proxy statement for the 2018 Annual Meeting of Shareholders captioned 'Executive Compensation'.

This advisory vote on executive compensation, commonly referred to as a 'say-on-pay' advisory vote, is not binding on our board of directors. However, the board and compensation committee will take into account the results of the vote when determining future executive compensation arrangements.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
* * * * * * * * * *
EXECUTIVE COMPENSATION
Compensation Committee Report
Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the compensation committee's review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our 2017 annual report on Form 10-K.

Michael J. Dolan (Chair)	Michael J. Ancius	Rita J. Heise	Scott A. Satterlee
Members of the Compensation Committee
Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis provides information about the fiscal 2017 compensation programs for our named executive officers, who, in 2017, were:

•	Mr. Daniel L. Florness, President and Chief Executive Officer

•	Mr. Holden Lewis, Executive Vice President and Chief Financial Officer

•	Mr. Terry M. Owen, Senior Executive Vice President - Sales Operations

•	Mr. Jeffery M. Watts, Executive Vice President - International Sales

•	Mr. Charles S. Miller, Executive Vice President - Sales

We believe compensation programs are most effective when they are fair, simple, transparent, designed to motivate employees to take prudent entrepreneurial risk to achieve company goals, and paid as close to the time the goals are achieved as is possible. Our primary objective is to structure compensation so as to ensure that a significant portion is directly tied to achievement of financial and operational goals and other factors that impact shareholder value. Consistent with this philosophy, our compensation program for executive officers incorporates features such as the following:

•	Annual base salaries are generally below the market median;

•	Quarterly cash incentive opportunities based on growth in pre-tax or net earnings are typically above the market median;

•	Long-term incentives are provided annually in the form of stock options with extended (generally five to eight year) vesting periods, and are not limited to senior executives;

•	No discounted or reload stock option awards are permitted, and the re-pricing of stock options is prohibited;

•
The vesting of stock option awards is accelerated in connection with a change in control only if the awards are neither assumed nor replaced by the surviving entity in the change in control transaction;

•	Stock ownership guidelines for our executive officers;

•	Retirement and health and welfare plans in which executive officers participate are the same as those generally available to all U.S. employees;

•	No perquisites are provided; and

•	There are no employment, severance, or change in control agreements with any employees, including executive officers.
Base salaries for our named executive officers for 2017 were generally unchanged from those in effect at the end of 2016, except that Mr. Miller's base salary was increased in recognition of his continued growth, performance, and experience in his relatively new role.
Our company pays our executive officers cash incentive bonuses each quarter if we exceed 100% of pre-tax earnings (or, for the chief financial officer, net earnings) for the comparable quarter of the previous year. Our cash incentive plan is very clear and simple, in that cash incentive bonuses are paid as a percentage of earnings in excess of the minimum targeted amounts.

Our payouts are calculated on a quarterly basis, and the quarterly minimum targets are discussed in greater detail in the section titled 'Quarterly Incentives' below.
The table below sets out certain financial information for the company for each of the past three years and includes our actual annual pre-tax earnings and net earnings on a company-wide basis and an annualized calculation of our minimum target pre-tax earnings and net earnings on a company-wide basis. As noted above, bonuses for our executive officers are determined and paid out on a quarterly basis; however, we felt an annualized depiction would more clearly illustrate the philosophy underlying the bonus component of our compensation program.

	2017	% change	2016	% change	2015	% change
Net sales	$4,390,484,000	10.8%	$3,962,036,000	2.4%	$3,869,187,000	3.6%
Pre-tax earnings	873,080,000	10.6%	789,729,000	-4.4%	826,020,000	4.9%
Pre-tax percent of sales	19.9%		19.9%		21.3%
Net earnings	$578,601,000	15.8%	$499,478,000	-3.3%	$516,361,000	4.5%
Pre-tax earnings minimum target (1)	$789,729,000		$826,020,000		$787,434,000
Actual pre-tax earnings less the
minimum target	$83,351,000		$(36,291,000)		$38,586,000
Net earnings minimum target (1)	$499,478,000		$516,361,000		$494,150,000
Actual net earnings less the
minimum target (2)	$79,123,000		$(16,883,000)		$22,211,000
(1) Pre-tax and net earnings targets were calculated as 100% of the prior year's actual pre-tax or net earnings.
(2) The fourth quarter 2017 bonus for Mr. Lewis was modified to give effect to the unanticipated positive impact of the new tax legislation, commonly referred to as the Tax Cuts and Jobs Act (the 'Tax Act'), on net earnings, the basis of his bonus for the quarter, as further described below.

Stock option grants were made in 2017 to all of our named executive officers.

In deciding to continue our existing executive compensation practices in 2017 in a manner largely consistent with 2016, our compensation committee took into account the fact that the holders of over 96% of the shares voted at our 2017 annual meeting of shareholders approved, on an advisory basis, the compensation of our named executive officers in 2016 as disclosed in the proxy statement for the 2017 annual meeting.
Mitigation of Compensation-Related Risk
The company's compensation committee, in concert with management, has examined the company's compensation policies, plans, and practices to determine if they create incentives or encourage behavior that is reasonably likely to have a material adverse effect on the company. In conducting this examination, the compensation committee and management have reviewed the company's compensation plans and programs, including incentive bonus and equity award plans, and evaluated the impact of such plans and programs in terms of business risk and the mitigating controls in place to manage those risks. Such controls include:

•	Approval by our board of directors and the compensation committee of significant compensation plans and programs;

•
Oversight by the compensation committee of compensation plans and programs for executive management employees, including approval of incentive plan goals, review of actual performance against goals, and approval of award payouts;

•	Regular scrutiny of performance and compliance with policies and procedures by senior executive managers responsible for specific business areas;

•	Ongoing monitoring of specific asset areas by regional finance managers, and by internal audit and finance department personnel;

•
The design of our executive cash incentive arrangements, which (i) by focusing on quarterly growth in profits, provides executives with the immediate feedback necessary to take prompt action to correct unacceptable financial results and the motivation to take such action, and (ii) by using actual profits in current periods, rather than projected profits, as the bases for setting the minimum performance targets in future periods, reduces the incentive to manipulate results, as any overstated profits, giving rise to increased bonuses, in one year would result in overstated minimum targets, giving rise to reduced bonuses, in the next year; and

•	Longer than typical vesting periods for equity-based compensation that encourage long-term perspectives among employees.

Because of the controls in place, we have concluded that there are no unmitigated risks created by the company's compensation policies, plans and practices that create incentives or encourage behavior that are reasonably likely to have a material adverse effect on the company.
Underlying Philosophy
Equitable Treatment and Entrepreneurial Culture
Companies succeed to the extent that all persons in the organization pursue a common goal. Fastenal's goal is simple - Growth through Customer Service®. We keep everyone focused on this common goal by treating everyone fairly and equitably. We believe all of our people are 'key people' in the achievement of our success and that belief is reflected in our compensation system. By striving for fair and equitable treatment for all employees, everyone can stay focused on the common goal of growing our business by serving the customer.
Equitable treatment does not mean equal compensation. Compensation will be fair, but not the same for everyone, if it is based on an employee's knowledge and responsibilities, the difficulty of the task being performed by the employee, and the leadership requirements of the employee's position. The reward system must be designed to keep everyone focused on our common goal, yet developed in such a manner so as to mitigate unnecessary risk taking. With this in mind, our compensation program is designed to be simple, understandable, and transparent to all.
We are a decentralized company with decisions made by those closest to our customer. We minimize central planning as we believe it stifles the creativity of our people and because it is, quite frankly, too slow. To mitigate and control risk, we teach our employees to make decisions within the framework of the company goal - Growth through Customer Service. This structure has been developed from the ground up, not top down, and it continues to change as needed to meet customer needs, hence focusing on 'growing the business'.
To best achieve success, we expect and encourage our people to take entrepreneurial risk. People are hired because of their entrepreneurial attitudes and we encourage and reward this important mindset. We think of our business as being approximately 3,000 highly orchestrated local businesses working in concert. Our organization is structured to serve our customers and achieve Growth through Customer Service. The highly motivated entrepreneurs running each of our in-market locations make the daily decisions needed to serve our customers and to make themselves and the company successful, and those decisions directly impact the compensation of the individuals who make them. Our compensation system fosters entrepreneurship and progress toward our common goal of profitable growth by making the growth of our sales or profits a key element of the payment formula for most bonuses. The feeling of ownership, propelled by our compensation programs, is an important characteristic that drives our success.
Our people are motivated by the knowledge that if they work hard and demonstrate their creativity and contribute to our success, the opportunities are significant. Incentive compensation, quickly paid, is an important part of the reward structure in our company.
Simplicity, Transparency, and Immediacy
We believe that compensation programs are most effective if they are simple, concise, and openly communicated. In that regard, we do not have an elaborate compensation system with many different components, and the few elements of our compensation system are simple and easy for our employees - the people we need to motivate to achieve our success - and our shareholders to understand. We believe that a more complex compensation system would risk distracting our employees from the common goal of profitably growing our business. In addition, we have systems in place that let our employees know, on a daily basis, how their business is performing compared to other businesses within our organization and how that performance impacts their compensation.
We pay cash bonuses as close as we can to the time when the work is performed and results are achieved. Generally, we pay bonuses for performance achievement on a monthly or quarterly basis. We don't wait until the end of the year, or several years. We believe that quick payment of cash bonuses serves to motivate our people and control business risk. In our line of business, undue risk manifests itself quickly in unacceptable financial results, and our compensation system is designed to ensure that unacceptable financial results are immediately reflected in our peoples' compensation so as to provide them with the feedback and motivation necessary to take prompt corrective action. Our entrepreneurial environment, where actions are rewarded and penalized, means our people immediately feel the effects of their decisions.

Compensation Program Goals and Objectives
Our goals and objectives in designing our compensation programs for all employees, including our executive officers, are to have programs that:

•	Align the interests of our employees with those of our shareholders;

•	Are simple, understandable, and transparent;

•	Are reasonable, fair and equitable, to both the employees and shareholders;

•	Reflect compensation differences based on position and responsibility, providing more variable and contingent compensation to those with greater responsibilities;

•	Pay bonuses quickly; and

•	Achieve overall compensation levels that are sufficiently competitive to retain, attract, and motivate all employees, and reflect their responsibilities.
Our compensation programs are designed to reward:

•	Achievement of stated goals, targets, and superior results necessary to profitably grow our business;

•	A focus on Growth through Customer Service;

•	An entrepreneurial mindset;

•	Personal growth and assumption of additional responsibilities; and

•	Prudent management of business risk.
We do not use the services of outside consultants to establish or monitor our compensation programs.
How Employees are Compensated
Approximately 75% of our employees interface directly with customers on a daily basis. Our goal with respect to compensation of these employees is simple; a significant portion of their pay should be based on how well they have grown their piece of the business and served our customers. Typical pay arrangements provide a base amount paid periodically during the month, along with a major opportunity to earn bonus amounts, paid monthly, based on growth in sales, gross profit achieved, the opening of new accounts, increase in sales to active accounts, prudent management of inventory levels, and collections of accounts receivable. We believe our combination and mix of base and bonus pay motivates our people to high levels of individual and company success, as the goals and objectives have been repeatedly demonstrated to be achievable with superior effort.
Of the remaining approximately 25% of our employees, many are similarly compensated for their contribution to attaining predetermined departmental or project and cost containment goals, most focused on either customer service or better execution of company-wide activities. In these cases, the incentives are paid as soon as possible upon attainment of the goal. Again, the goals and objectives are clearly communicated and the resources for success are provided.
Because we believe the growth in the company's stock value should be the reward for achieving long-term success consistent with being an owner, we have a stock option plan. Since certain of our foreign employees are unable to receive stock options due to legal restrictions, we also have a stock appreciation rights plan for those foreign employees. Stock appreciation rights granted under that plan are settled in cash. All of our employees are eligible to receive stock option grants or stock appreciation rights.
We believe our combination of short and long-term rewards and incentives has proven successful as reflected in our historic performance and acceptable levels of employee retention and turnover.
Management's Role in Setting Executive Compensation
Management plays an important role in our executive compensation setting process. The most significant aspects of management's role are:

•	Evaluating employee performance;

•	Recommending business performance targets and objectives; and

•	Recommending salary levels and option awards.
While the ultimate decisions regarding executive compensation are made by the compensation committee, our chief executive officer worked with our compensation committee in 2017 in establishing the agenda and discussion surrounding executive compensation. During this process, the chief executive officer was asked to provide:

•	The background information regarding our strategic objectives;

•	His evaluation of the performance of our other executive officers; and

•	Compensation recommendations as to other executive officers.

In setting the compensation level for our chief executive officer for 2017, the compensation committee asked for and received input from that individual about what was reasonable and fair, yet challenging, in terms of setting performance goals. We respect our chief executive officer's knowledge of our business and industry; however, the final determination as to the compensation of our chief executive officer was made by the compensation committee after careful consideration of numerous factors.

Change in Control Arrangements
We have no employment, severance, or change in control agreements with any of our executive officers. Our stock option plan provides that if the company is not the surviving or acquiring corporation in the event of a merger or similar transaction, then the vesting and exercisability of outstanding stock options will be accelerated only if the surviving or acquiring corporation does not assume or replace the outstanding options. The vesting and exercisability of outstanding options will also be accelerated in the event of a dissolution or liquidation of the company. The change in control provisions in our stock option plan are designed to ensure maximum flexibility for the company in the event of a merger or similar transaction, in that we can provide for the continuation of options if that is more attractive to potential acquiring companies or can provide for acceleration of vesting of options if we believe doing so would facilitate retention of critical employees during acquisition discussions, would better motivate management to obtain the highest price possible by aligning their interests more closely with those of our shareholders, or would otherwise benefit our shareholders and be fair to our employees.
Elements of Executive Compensation
Our executive compensation program has historically been comprised of four elements: base salary, quarterly incentives, equity-based long-term incentives, and other compensation. While all elements of our executive compensation program are intended to collectively achieve our overriding purpose of attracting, retaining, and motivating talented executives, the table below identifies the form and additional specific purposes of each element.

Compensation Component	Form of Compensation		Purpose
Base Salary	Cash	•	Compensate each named executive officer relative to individual responsibilities, experience, and performance.
		•	Provide regular cash flow not contingent on short-term variations in company performance.

Quarterly Incentives	Cash	•	Align compensation with our quarterly corporate financial performance.
		•	Reward achievement of short-term profit growth.
		•	Provide executives with a meaningful total cash compensation opportunity (base salary + quarterly bonuses).

Long-term Incentives	Stock Options	•	Encourage long-term retention.
		•	Create a long-term performance focus.
		•	Align compensation with our long-term returns to shareholders.
		•	Provide executive ownership opportunities.

Other Compensation	Benefits	•	Provide competitive retirement and health and welfare benefit plans generally available to all of our employees, including executive officers.
The philosophy and make-up of the program for compensating executives is similar to the philosophy and make-up of the programs for all other employees, in that our executive incentive compensation programs are simple and transparent, and cash incentives earned by our executive officers are paid as close as possible to when the work is done. We do not have a specific policy for allocating compensation between short- and long-term components, or between cash and non-cash components. We utilize pay practices which we believe are fair and commensurate with the particular employee's level of responsibility and results achieved. We believe the aforementioned components provide a reasonable total compensation package for our executive officers.
Base Salary
Because of our desire to emphasize those elements of compensation that are performance based, our practice has generally been to set base salary levels below the market median for each executive officer. In setting these salary levels for individual executives, we consider past performance, expected performance, experience of the individual executive, historical compensation levels, and competitive pay practices at the peer group of companies identified under 'Market Competitiveness Review' below. We also consider industry conditions and the overall effectiveness of our compensation program in achieving desired performance levels. Because of our 'pay for performance' mentality, this is the only material component of executive compensation that is not tied directly to our performance.
2017 Base Salary
Our compensation committee established the base salary to be paid to each of our named executive officers for 2017 at its last meeting in 2016. The compensation committee determined the base salary of each of the named executive officers for 2017 would remain unchanged from that in effect at the end of 2016, except that Mr. Miller's base salary was increased in recognition of his continued growth, performance, and experience in his new role. The committee otherwise maintained base compensation at levels consistent with 2016 because the committee members believed those base pay levels were reasonable and reflective of our business model and culture, which puts greater emphasis on incentive pay.

Fastenal's performance was not a factor considered by the compensation committee in setting the annual base salaries of our named executive officers for 2017.

2018 Base Salary
Our compensation committee established the base salary to be paid to each of our named executive officers for 2018 at its last meeting in 2017. The compensation committee determined the base salary of each of the named executive officers for 2018 would remain unchanged from that in effect at the end of 2017, except that Mr. Lewis' and Mr. Miller's base salaries were increased in recognition of their continued growth, performance, and experience in their relatively new roles. The committee otherwise maintained base compensation at levels consistent with 2017 because the committee members believed those base pay levels were reasonable and reflective of our business model and culture, which puts greater emphasis on incentive pay.
Quarterly Incentives
Our executive officers are eligible for cash incentives through individual bonus arrangements based on improvements in the overall financial performance of the company and/or their respective areas of responsibility. The bonus arrangements provide our executive officers with the opportunity to earn a cash bonus for each quarter during a year when we increase our earnings above a predetermined minimum target.
The cash bonuses for all of our named executive officers other than our chief financial officer are based on growth in pre-tax earnings of the company and/or the officer's area of responsibility. The compensation committee selected pre-tax earnings as the appropriate metric for calculating cash bonuses for those officers because of the committee's belief that the focus of the named executive officers should be on profitability, which is the primary driver of shareholder value. The cash bonuses for our chief financial officer are based on growth in company-wide net earnings because his responsibilities allow him to affect our entire financial position including our tax position.
The compensation committee believes that no named executive officer should earn a cash bonus for a quarter unless financial performance has improved and therefore sets minimum targets for each quarter that are equal to the earnings achieved for the same quarter in the prior year. The compensation committee requires growth in earnings before any bonuses can be earned due to its belief that growth is achievable with superior effort and will generate the cash necessary to expand the company's operations in accordance with our business plans and increase shareholder value.

The payout percentage used to calculate the amount of each named executive officer's quarterly cash bonus reflects the officer's track record in his current position (i.e., newly promoted executives historically have had to prove themselves in their new positions before earning higher payout percentages) and relative ability to impact profitability.

We do not believe it is necessary for payouts under our executive cash incentive program to be capped, as cash bonus payments to our named executive officers are tied directly to our financial performance so that they increase only if and to the extent the company's profitability grows. We do not base the cash incentives paid to our executive officers on multiple metrics since we believe the current design of our executive bonus arrangements, along with our other controls, adequately mitigates risk and since the use of multiple metrics would not be in furtherance of our goal of keeping our compensation programs simple, understandable, and transparent, and would risk keeping our executives focused on things other than profitability, thereby depriving them of the clear feedback and motivation necessary to improve our bottom line.

2017 Incentive Program
The bonus arrangements for our named executive officers for 2017 were approved by our compensation committee at its last meeting in 2016. Consistent with prior years, the bonuses for 2017 were based on growth in pre-tax earnings or net earnings of the company and/or the officer's area of responsibility. The bonuses for each quarter were determined by applying a payout percentage to the amount by which pre-tax earnings or net earnings exceeded 100% of pre-tax earnings or net earnings for the same quarter in 2016. The compensation committee determined that the bonus formulas for each of the named executive officers for 2017 would remain unchanged from 2016. The committee maintained bonus arrangements consistent with 2016 because the committee believes those arrangements are reasonable and reflective of our business model and culture.

The 2017 cash incentive program described above applied to all of our named executive officers. The specific bonus opportunities for our named executive officers are summarized in the table below. Each named executive officer's cash bonus for each quarter during 2017 was determined by applying the payout percentage listed opposite his name below to the amount by which pre-tax earnings or net earnings of the company and/or the officer's area of responsibility for that quarter exceeded 100% of such earnings in the same quarter of 2016 (the 'minimum target').

Name	Earnings Type	Payout Percentage
Mr. Florness	Company-wide pre-tax earnings	1.25%
Mr. Lewis	Company-wide net earnings	0.90%
Mr. Owen	Company-wide pre-tax earnings	0.80%
Mr. Watts (1)	Pre-tax earnings	2.40% / 0.35%
Mr. Miller (2)	Pre-tax earnings	1.00% / 0.10%
(1) The bonuses for Mr. Watts were based on growth in U.S. dollar equivalent pre-tax earnings for the geographic areas under his leadership (which are all areas outside of the United States), with the payout percentage applied to that growth of 2.40%, as well as growth in company pre-tax earnings, with the payout percentage applied to that growth of 0.35%.
(2) The bonuses for Mr. Miller were based on growth in pre-tax earnings for the geographic area under his leadership (which is the East coast of, and Southern and Southwestern areas of, the United States), with the payout percentage applied to that growth of 1.00%, as well as growth in company pre-tax earnings, with the payout percentage applied to that growth of 0.10%.
The following table sets out, for each quarter in 2017, our actual and minimum target pre-tax earnings and net earnings on a company-wide basis for that quarter. (As indicated above, the 'minimum target' amount in 2017 was 100% of such earnings in the same quarter of 2016.)

2017	Actual Pre-tax Earnings	Minimum Target Pre-tax Earnings	Actual Net Earnings	Minimum Target Net Earnings
First quarter	$210,893,000	199,851,000	134,159,000	126,227,000
Second quarter	235,366,000	207,817,000	148,917,000	131,521,000
Third quarter	225,992,000	201,239,000	143,103,000	126,925,000
Fourth quarter (1)	200,830,000	180,822,000	152,422,000	114,805,000
(1) The fourth quarter 2017 bonus for Mr. Lewis was modified to give effect to the unanticipated positive impact of the Tax Act, on net earnings, the basis of his bonus for the quarter. Mr. Lewis' bonus was calculated on proforma net earnings of $128 million (without giving effect to approximately $24.4 million of discrete tax items due to the Tax Act) for the fourth quarter of 2017.

During 2017, the approximate percentage of the actual and minimum target pre-tax earnings of the company attributable to our operations in the geographic area under Mr. Miller's leadership was 40%, and outside the United States (under Mr. Watts' leadership) was 13%.

2018 Incentive Program
The bonus arrangements for our named executive officers for 2018 were approved by our compensation committee at its last meeting in 2017. Consistent with prior years, the bonuses for 2018 will be based on growth in pre-tax earnings or net earnings of the company and/or the officer's area of responsibility. The bonuses for each quarter will be determined by applying a payout percentage to the amount by which pre-tax earnings or net earnings exceeded 100% of pre-tax earnings or net earnings for the same quarter in 2017. The compensation committee determined that the bonus formulas for each of the named executive officers for 2018 will remain unchanged from 2017, including the use of proforma net earnings amounts in the case of Mr. Lewis' bonus to remove the effect of discrete items due to the Tax Act. The committee maintained bonus arrangements consistent with 2017 because the committee believes those arrangements are reasonable and reflective of our business model and culture.

Committee Discretion
Under the terms of the incentive plan, our compensation committee has the discretion and authority to reduce, but not increase, the amount of any cash incentive otherwise payable in accordance with the performance objectives established pursuant to the incentive plan.
Long-term Incentives
We tie a portion of our employee compensation to the market price of Fastenal's common stock by granting stock options pursuant to our stock option plan. The equity-based incentives that can be granted under that plan are limited to stock options in an effort to further our goal of keeping our compensation system simple and easy to understand, and because stock options deliver value to our employees only if our shareholders realize appreciation in the value of their shares held over the same period.

Due to legal restrictions, we are unable to grant options under our stock option plan to certain of our foreign employees. As a result, those employees (none of whom are executive officers) are instead eligible to receive stock appreciation rights under a separate plan. The stock appreciation rights have been designed to mirror the economic rewards of our stock options in all material respects. All of those stock appreciation rights are settled in cash.

All of our employees are eligible to receive equity-based grants. When making grants, including to named executive officers, we consider an employee's contribution to the company, including the employee's responsibility for revenues and profits, responsibility for managing others, possession of special skills, and length of service. We regularly assess the effectiveness of further expanding the number of persons receiving equity-based grants. Any expansion will be based on a determination that further employee ownership will result in a deepened employee commitment and likely improvement to overall shareholder value.

During 2017, our compensation committee granted stock options to our employees under our stock option plan for a total of 764,789 shares of our common stock with a strike price of $47.00 per share. Of these grants, options to purchase an aggregate of 166,170 shares were awarded to our named executive officers. Stock option grants were made in 2017 to all of our named executive officers.

Our stock option grants have been made at levels designed to provide recipients with an attractive capital accumulation opportunity should earnings and shareholder values grow at acceptable rates and to facilitate retention of critical employees. Of the 11,558,449 total shares subject to stock options granted by the company under our stock option plan since April 2007, options covering an aggregate of 2,450,208 shares are either held by, or have been exercised by, our current executive officers. The stock options granted to executive officers vest and become exercisable over a period of five or eight years from the date of grant, with such staggered vesting designed to ensure continuity of leadership.

Historically our compensation committee's practice has been to grant stock options in April of each year around the time of our annual shareholders meeting. Beginning in 2017, the committee changed its practice by making annual stock option grants at the last meeting of the committee each year effective as of the first trading day of the following year. Consistent with that decision, at its last meeting in 2017 the committee granted to our employees, effective January 2, 2018, options to purchase a total of 520,601 shares of our common stock at a strike price of $55.00 per share. Of those grants, options to purchase an aggregate of 84,271 shares were awarded to our named executive officers. The committee decided to shift the annual grant date for two reasons. First, the change allowed the committee to grant options to executive officers on the same day the committee establishes base salary and bonus formulas for those officers, making it easier for the committee to consider the totality of executive compensation in approving each of the components of that compensation. Second, since we report financial results on a calendar-year basis, the committee believed that granting options effective at the beginning of a year would allow employees to more easily equate changes in the value of their options to the company's annual performance. In 2017 and 2018, the committee expanded the grant typically made to our regional and district leaders. This grant was expanded to those leaders if their business met a minimum size and enjoyed double digit sales and pre-tax earnings growth in the twelve-month period prior to the grant. The change, made at the request of our Chief Executive Officer, was intended to emphasize the importance of strong growth in a Think Big! business.

In 2017, we established stock ownership guidelines for our non-employee directors and executive officers, which require each to hold minimum levels of investment in the company. The stock ownership guidelines are further described below.
Other Compensation
We make annual profit-based matching contributions to our executive officers' 401(k) plan accounts. We allocate the annual profit-based matching contributions made to all employees participating in our 401(k) plan, including our executive officers, based on the same formula. Our executive officers are also entitled to participate in the same health and welfare plans as those made available to our employees generally. Our executive officers do not receive any other perquisites or other personal benefits or property from us.

Market Competitiveness Review
In making executive compensation decisions, both with respect to total compensation and individual elements of compensation, our compensation committee annually reviews executive compensation data for a peer group of companies in order to stay informed of practices and executive pay levels in the marketplace. However, it does not establish specific compensation parameters based on such data, nor does it set the levels of compensation for our executive officers, or individual elements of that compensation, by applying any specific mathematical calculation to peer group compensation data.

2017 Compensation Review
As part of the decision making process with respect to 2017 executive compensation, our compensation committee reviewed the executive compensation data of a peer group consisting of ten companies (Advance Auto Parts, Inc., Anixter International, Inc., Applied Industrial Technologies, Inc., Genuine Parts Company, HD Supply Holdings, Inc., MSC Industrial Direct Co., Inc., The Sherwin-Williams Company, Tractor Supply Company, WESCO International, Inc., and W.W. Grainger, Inc.). The ten companies were included in our peer group because of their commonalities with our business in that they utilized similar methods of sourcing, distributing, and selling products, and because each had publicly available information. The median revenue of the peer group for 2016 was greater than Fastenal's and the median market capitalization of the peer group as of December 31, 2016 was less than Fastenal's. The median revenue of the peer group was $7.5 billion (the range of the group was $2.5 billion to $15.3 billion) for 2016, compared to Fastenal's $4.4 billion in 2017 and $4.0 billion in 2016, while the median market capitalization of the peer group was $8.3 billion (the range of the group was $1.6 billion to $24.2 billion) as of December 31, 2016, compared with Fastenal's $15.7 billion on December 31, 2017 and $13.6 billion on December 31, 2016.

In comparing Fastenal's executive compensation levels to those of its peer group, the compensation committee looked at base salary, cash incentives, other compensation (which includes stock options, other types of equity compensation, pensions, and perquisites), and total compensation. At the time the committee made decisions with respect to 2017 executive compensation, the most recent year for which executive compensation data for the peer group was available was 2015. The base salary of Fastenal's named executive officers in 2017 was lower than the median base salary of the named executive officers of the peer group in 2015. Due to our stronger financial results in comparison to prior years and our pay for performance philosophy, the cash incentive pay of Fastenal's named executive officers in 2017 was higher than the median cash incentive pay of the named executive officers of the peer group in 2015 (when financial results were comparatively weaker across the industry). The total compensation of Fastenal's named executive officers in 2017 was lower than the median total compensation of the named executive officers of the peer group in 2015, due in part to the lower base salary, and in part to the lower grant date fair value of the equity compensation awarded to Fastenal's executives. It should be noted the compensation committee does not, in making compensation decisions for the named executive officers, focus on grant date fair value of equity awards. Rather the committee makes its own internal judgments regarding the value of those awards and has concluded that the opportunity at the company for the creation of long-term stock value, driven by achieving consistent outstanding growth over an extended period of time, is significant. The company has historically achieved outstanding growth and the expectation of the committee in granting option awards is that, with superior efforts from our executives and other employees, outstanding growth can resume and continue in the future. Accordingly, the committee believes the aggregate annual compensation paid to our named executive officers can reasonably be expected to result in significant wealth creation.

2018 Compensation Review
As part of the decision making process with respect to 2018 executive compensation, our compensation committee reviewed executive compensation data of a new peer group. As it did last year, our peer group consists of ten companies (Anixter International, Inc., Applied Industrial Technologies, Inc., Donaldson Company, Inc., Genuine Parts Company, HD Supply Holdings, Inc., IDEX Corporation, MSC Industrial Direct Co., Inc., Tractor Supply Company, WESCO International, Inc., and W.W. Grainger, Inc.). For purposes of our new peer group, we removed Advance Auto Parts, Inc. and The Sherwin-Williams Company, and replaced them with IDEX Corporation and Donaldson Company, Inc. We selected the ten companies included in our peer group because we believe they exhibit commonalities with our business in terms of the end markets they serve and/or their operating characteristics (e.g., utilizing similar methods of sourcing, distribution, and selling). The revised group should be reasonably expected to be competing for a similar pool of potential employees. We believe the operating characteristics of the two companies we replaced remain amply represented in our revised peer group, while incorporation of the two new companies adds manufacturers of products that are sold to customers similar to ours with a comparable business cycle, public profile, and geographic proximity. At the time the committee made decisions with respect to 2018 executive compensation, the most recent year for which executive compensation data for the peer group was available was 2016. Based on the committee's review of all factors, including peer group compensation, the committee believes the aggregate annual compensation to be paid to our named executive officers can reasonably be expected to result in significant overall wealth creation, and the committee believes our 2018 compensation programs for our named executive officers will be fair, competitive, and sufficient to motivate them to achieve personal success and success for the company and its shareholders.

Executive Incentive Recoupment
In 2016, the compensation committee memorialized its long-standing policy providing that if the company's reported financial results for any period are determined to be incorrect due to material non-compliance with financial reporting requirements and the reported financial results benefited or were detrimental to executive officers participating in cash incentive programs, the compensation committee will, in the case of an underpayment of bonuses, pay those officers the incremental amount due for such period and, in the case of an overpayment of bonuses, reduce cash incentives for those officers in future periods to the extent necessary to enable the company to effectively recover amounts previously paid in error. If bonuses erroneously paid cannot be effectively recovered by the reduction of future bonuses, then the compensation committee may, at its discretion, reduce other elements of future executive compensation.

Section 10D of the Exchange Act directs the SEC to issue rules to require national securities exchanges and national securities associations to list only those companies that implement a policy providing that if the company is required to restate its financial statements due to material non-compliance with financial reporting requirements, the company must recover from current and former executive officers incentive compensation received by them during the three year period preceding the restatement that would not have been paid under the restated financial statements. Once the final rules of the SEC and Nasdaq regarding executive compensation recovery are adopted, we will modify our policy to the extent necessary to fully comply with those rules.

Stock Ownership Guidelines
In December 2017, to align the financial interests of our executive officers and directors with our shareholders' interests, the compensation committee recommended, and our board of directors adopted, stock ownership guidelines to be effective as of January 1, 2018. The guidelines require non-employee directors and each officer subject to Section 16 reporting requirements ('Section 16 officers') to achieve an equity ownership level equal to a value set forth in the following schedule:

Leadership Position	Value of Shares at 5 years	Value of Shares at 10 years
Non-employee Director	1.0x annual board retainer (excluding any board committee retainer)	2.0x annual board retainer (excluding any board committee retainer)
CEO	1.0x annual base compensation	2.0x annual base compensation
President (if not also CEO)	1.0x annual base compensation	2.0x annual base compensation
All Senior Section 16* officers	1.0 annual base compensation	1.5x annual base compensation
All other Section 16 officers	1.0 annual base compensation	1.0 annual base compensation
*Defined as the Chief Financial Officer, a Senior Executive Vice President or Chief Operating Officer (if applicable)

Each non-employee director and Section 16 officer is expected to achieve the equity ownership levels set forth above within five and ten years, measured either from the later of January 1, 2018 or the date such person was originally elected to the board or appointed as an executive officer. The compensation committee is responsible for monitoring the application of the stock ownership guidelines and has the discretion to waive or extend the time for compliance with the policy, or to withhold or reduce future awards of equity-based compensation to any person who fails to comply with the retention requirements set forth in the guidelines.

Deductibility of Executive Compensation
In evaluating compensation programs, the compensation committee considered the potential impact on the company of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the amount a publicly traded corporation, such as Fastenal, may deduct for compensation paid in any year to its chief executive officer and other named executive officers ('covered employees') to $1,000,000. At the time the compensation committee made its compensation decisions related to 2017 compensation programs, the tax law provided that compensation which qualified as performance-based was excluded from the $1,000,000 per covered employee limit if, among other requirements, the compensation was payable only upon attainment of pre-established, objective performance goals under a plan approved by our shareholders. However, this exception was repealed in the Tax Act. As a result, certain compensation that the compensation committee intended to structure as performance-based compensation under Section 162(m) may not be deductible in future years. No non-

deductible compensation was paid to our named executive officers in 2017, and the amount of non-deductible compensation paid to our named executive officers in prior years was minimal.
Conclusion
Our compensation committee believes the combination of base salaries, individual performance based cash incentive arrangements, stock option awards, and other compensation, are fair and reasonable and that the interests of our executive officers are and will remain closely aligned with the long-term interests of Fastenal and our shareholders.

Summary of Compensation
Set out in the following table is information with respect to the compensation of our named executive officers for services rendered during each of the last three years (principal positions are as of December 31, 2017):
SUMMARY COMPENSATION TABLE

Name and Principal Position		Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Daniel L. Florness		2017	592,500	(4)	—	—	402,125	1,041,901		—	2,830	2,039,356
President and		2016	577,500	(4)	—	—	1,066,950	32,713		—	2,733	1,679,896
Chief Executive Officer		2015	430,000		—	—	139,995	387,424		—	4,379	961,798
Holden Lewis		2017	320,004		—	—	214,469	494,136		—	5,351	1,033,960
Executive Vice President and	(5)	2016	120,002		—	—	—	26,109			108,139	254,250
Chief Financial Officer
Terry M. Owen		2017	430,000		—	—	153,703	666,816		—	2,830	1,253,349
Senior Executive Vice		2016	430,000		—	—	266,733	20,936		—	2,733	720,402
President - Sales Operations		2015	300,000		—	—	306,245	269,831		—	4,379	880,455
Jeffery M. Watts		2017	310,787	(7)	—	—	312,766	482,834	(7)	—	—	1,106,387
Executive Vice President -	(6)	2016	207,596	(7)	—	—	22,225	298,270	(7)	—	—	528,091
International Sales
Charles S. Miller		2017	300,000		—	—	312,766	442,167		—	2,830	1,057,763
Executive Vice President -		2016	250,000		—	—	22,225	2,617		—	52,733	327,575
Sales		2015	177,233		—	—	21,874	178,602		—	4,379	382,088

(1)
This column sets out the grant date fair value of all option grants made during each respective year, without regard to subsequent forfeitures of those grants. We calculated this value in accordance with generally accepted accounting principles utilizing the assumptions set forth in the notes to our consolidated financial statements included in our 2017 annual report on Form 10-K.

(2)	This column sets out cash bonuses earned (rather than paid) in the respective year.

(3)
This column sets out our annual profit-based matching contribution under our 401(k) plan, and, in the case of Mr. Lewis, a relocation bonus of $80,000 paid in the third quarter of 2016, reimbursement of moving expenses of $28,139 paid in the fourth quarter of 2016, and an additional reimbursement of moving expenses of $5,351 in the third quarter of 2017, and, in the case of Mr. Miller, a relocation bonus of $50,000 paid in the second quarter of 2016.

(4)
This amount includes $42,500 and $27,500 paid to Mr. Florness in 2017 and 2016, respectively, in his capacity as one of our directors. See 'Corporate Governance and Director Compensation – Compensation of Our Directors' earlier in this document.

(5)	Mr. Lewis became executive vice president and chief financial officer effective August 16, 2016.

(6)
Mr. Watts was vice president - international sales from January 1, 2016 through December 19, 2016 and executive vice president - international sales from December 20, 2016 through December 31, 2016. Mr. Watts became an executive officer of the company upon his promotion to the position of executive vice president - international sales.

(7)
Mr. Watts' base salary and cash bonuses in 2017 and 2016 were paid in Canadian dollars. These amounts were converted into United States dollars using the exchange rate in effect at the time each payment occurred. The exchange rates used (expressed as the amount of United States dollars purchasable with one Canadian dollar) ranged from 0.7325 to 0.8204, and averaged 0.7742 in 2017, and ranged from 0.6877 to 0.7965, and averaged 0.7557 in 2016.

Grant of Plan-Based Awards
Set out in the following table is information with respect to awards, if any, for 2017 to our named executive officers under our cash incentive and stock option plan.

GRANT OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date	Threshold ($) (2)	Target ($) (3)	Maximum ($) (2)	Threshold ($)	Target ($)	Maximum ($)
Daniel L. Florness	1/3/2017	—	32,713	—	—	—	—	—	47,872	47.00	402,125
Holden Lewis	1/3/2017	—	26,109	—	—	—	—	—	25,532	47.00	214,469
Terry M. Owen	1/3/2017	—	20,936	—	—	—	—	—	18,298	47.00	153,703
Jeffery M. Watts	1/3/2017	—	295,970	—	—	—	—	—	37,234	47.00	312,766
Charles S. Miller	1/3/2017	—	2,617	—	—	—	—	—	37,234	47.00	312,766

(1)
The awards under the cash bonus arrangements for each of the named executive officers were payable at the end of each fiscal quarter based on financial results for that fiscal quarter, and none of those awards could result in future payouts. The cash bonus formulas for each of the named executive officers are described above in 'Compensation Discussion and Analysis – Quarterly Incentives – 2017 Incentive Program'. The actual amounts earned during 2017 under these cash bonus arrangements by the named executive officers are reported in the 'Summary Compensation Table' column captioned

'Non-Equity Incentive Plan Compensation'.

(2)	There were no thresholds or maximum payouts under the 2017 cash bonus arrangements.

(3)
The target payouts were calculated by applying the payout percentages for the named executive officers in effect at the end of each quarter of 2017 to the amount by which pre-tax or net earnings in the same quarter of 2016 exceed 100% of pre-tax or net earnings in the same quarter of 2015. In the case of Mr. Watts, whose actual cash bonus is paid in Canadian dollars, the target payout was calculated in U.S. dollars consistent with the other named executive officers.

(4)
This column sets out the number of shares subject to options granted during 2017. The options will vest and become exercisable over a period of five years, with 50% of such options vesting and becoming exercisable halfway through the relevant vesting period and the remainder vesting and becoming exercisable in increments each year thereafter. The options will terminate, to the extent not previously exercised, approximately nine years after the grant date.

(5)
This column sets out the grant date fair value of all options granted during 2017. We calculated this value in accordance with generally accepted accounting principles utilizing the assumptions set forth in the notes to our consolidated financial statements included in our 2017 annual report on Form 10-K.

Outstanding Equity-Based Awards
Set out in the following table is information with respect to each named executive officer's outstanding equity awards as of the end of 2017. The equity awards consist solely of options granted under our existing stock option plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date (1)		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Daniel L. Florness	31,250	18,750	—	54.00	4/17/2012	5/31/2021	(2)	—	—	—	—
	9,524	9,523	—	42.00	4/21/2015	5/31/2024	(3)	—	—	—	—
	—	130,434	—	46.00	4/19/2016	5/31/2025	(3)	—	—	—	—
	—	47,872	—	47.00	1/3/2017	12/31/2026	(3)	—	—	—	—
Holden Lewis	—	25,532	—	47.00	1/3/2017	12/31/2026	(3)	—	—	—	—
Terry M. Owen	1,563	937	—	54.00	4/17/2012	5/31/2021	(2)	—	—	—	—
	—	7,500	—	56.00	4/22/2014	5/31/2023	(2)	—	—	—	—
	20,833	20,833	—	42.00	4/21/2015	5/31/2024	(3)	—	—	—	—
	—	32,608	—	46.00	4/19/2016	5/31/2025	(3)	—	—	—	—
	—	18,298	—	47.00	1/3/2017	12/31/2026	(3)	—	—	—	—
Jeffery M. Watts	6,250	3,750	—	54.00	4/17/2012	5/31/2021	(2)	—	—	—	—
	—	2,976	—	42.00	4/21/2015	5/31/2024	(2)	—	—	—	—
	—	2,717	—	46.00	4/19/2016	5/31/2025	(3)	—	—	—	—
	—	37,234	—	47.00	1/3/2017	12/31/2026	(3)	—	—	—	—
Charles S. Miller	26,250	3,750	—	30.00	4/20/2010	5/31/2019	(2)	—	—	—	—
	1,563	937	—	54.00	4/17/2012	5/31/2021	(2)	—	—	—	—
	—	2,976	—	42.00	4/21/2015	5/31/2024	(2)	—	—	—	—
	—	2,717	—	46.00	4/19/2016	5/31/2025	(3)	—	—	—	—
	—	37,234	—	47.00	1/3/2017	12/31/2026	(3)	—	—	—	—

(1)	Each option will become 50% vested and exercisable approximately halfway through the relevant vesting period and the remainder will vest and become exercisable in increments each year thereafter.

(2)	This option will vest and become exercisable over a period of eight years.

(3)	This option will vest and become exercisable over a period of five years.
Option Exercises
Set out in the following table is information regarding options to purchase Fastenal stock, if any, that have been exercised by our named executive officers during 2017.
OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel L. Florness	—	—	—	—
Holden Lewis	—	—	—	—
Terry M. Owen	30,000	630,517	—	—
Jeffery M. Watts	—	—	—	—
Charles S. Miller	—	—	—	—

Pension Benefits
SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding any plans that provide for retirement payments or benefits other than defined contribution plans. We have never had any such benefit plan and do not anticipate creating any such plan in the future. As a result, we have omitted this table.
Non-Qualified Deferred Compensation
SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding defined contribution or other plans that provide for deferral of compensation on a basis that is not tax-qualified. We have never had any such benefit plan and do not anticipate creating such a plan in the future. As a result, we have omitted this table.
Potential Payments upon Termination or Change-in-Control
SEC regulations state that we must disclose information in this proxy statement regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of Fastenal. We are not parties to any such agreement, plan or arrangement other than our stock option plan, which provides that, if Fastenal is not the surviving or acquiring corporation in the event of a merger or similar transaction, then the vesting and exercisability of outstanding stock options will be accelerated only if the surviving or acquiring corporation does not assume or replace the outstanding options. The vesting and exercisability of outstanding options will also be accelerated in the event of the dissolution or liquidation of Fastenal. If any such transaction or event had occurred on December 31, 2017 and the price per share of our common stock payable in connection with such transaction or event equaled the closing sales price of a share of our common stock on The Nasdaq Stock Market on such date (which was $54.69 per share), and if the vesting and exercisability of all options had been accelerated in connection with such transaction or event, then each of our named executive officers would have received the following payments in respect of their options (assuming full exercise of the same):

Name	Option Grant Date	Options Outstanding (#)	Option Exercise Price ($)	Payment Value ($)
Daniel L. Florness	4/17/2012	50,000	54.00	34,500
	4/21/2015	19,047	42.00	241,706
	4/19/2016	130,434	46.00	1,133,471
	1/3/2017	47,872	47.00	368,136
Holden Lewis	1/3/2017	25,532	47.00	196,341
Terry M. Owen	4/17/2012	2,500	54.00	1,725
	4/22/2014	7,500	56.00	—
	4/21/2015	41,666	42.00	528,742
	4/19/2016	32,608	46.00	283,364
	1/3/2017	18,298	47.00	140,712
Jeffery M. Watts	4/17/2012	10,000	54.00	6,900
	4/21/2015	2,976	42.00	37,765
	4/19/2016	2,717	46.00	23,611
	1/3/2017	37,234	47.00	286,329
Charles S. Miller	4/20/2010	30,000	30.00	740,700
	4/17/2012	2,500	54.00	1,725
	4/21/2015	2,976	42.00	37,765
	4/19/2016	2,717	46.00	23,611
	1/3/2017	37,234	47.00	286,329

CEO Pay Ratio
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Daniel L. Florness, our Chief Executive Officer (our 'CEO'):
For 2017, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $34,967; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 26 of this proxy statement, was $2,039,356.
Based on this information for 2017, we reasonably estimate that the ratio of our CEO's annual total compensation to the annual total compensation of our median employee was 58:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:
We determined that, as of October 31, 2017, our employee population consisted of 20,730 individuals (including full-time and part-time employees, other than the CEO, who were employed on October 31, 2017) working at Fastenal together with our consolidated subsidiaries. Of these individuals, 17,773 were located in the U.S. and U.S. territories, and 2,957 were located in 26 other countries around the world.
The scale of our operations in many of these foreign countries is smaller, and we employ less than 100 employees in 23 of these 26 countries, primarily as sales staff in our international branches or Onsite locations. Given the limited scale of this portion of our international operations, we chose to exclude all 646 of our employees in these countries as follows:

Country	Employees (#)	Country	Employees (#)	Country	Employees (#)	Country	Employees (#)
Austria	5	Germany	31	Netherlands	40	Sweden	1
Brazil	44	Hungary	14	Panama	18	Switzerland	1
Chile	10	India	99	Poland	25	Taiwan	32
Colombia	5	Ireland	6	Romania	17	Thailand	11
Czech Republic	49	Italy	30	Singapore	27	United Kingdom	73
Dominican Republic	7	Malaysia	98	South Africa	3
In total, we excluded 3.12% of our workforce from the identification of the 'median employee', as permitted by SEC rules.
Our employee population, after taking into consideration the permitted adjustments described above, consisted of 20,084 members. In making this determination, we annualized the compensation of all employees included in the sample who were hired in 2017, but did not work for us or our consolidated subsidiaries for the entire twelve month period described below. Our adjusted employee population consisted of 17,773 employees in the U.S. and U.S. territories and 2,311 employees located in Canada, Mexico, and China, which are locations in which we employ more than 100 employees.
We identified our median employee based on the total cash compensation paid during the twelve month period ended October 31, 2017. For purposes of determining the total compensation actually paid, we included: the amount of base salary (or, in the case of hourly workers, base wages including overtime pay) the employee received during the twelve months ended October 31, 2017, and the amount of any cash incentives paid to the employee in such period (which include sales commissions as well as cash incentives that are generally paid for performance during the prior month or quarter), as reflected in our payroll records. For purposes of identifying the median employee, we applied the same exchange rates we used for financial statement conversion purposes at October 31, 2017, which are U.S. dollars to Canadian dollars - 1.28274 CAD; U.S. dollars to Chinese Yuan - 6.6337 CNY; and U.S. dollars to Mexican Peso - 19.1642 MXN.
Once we identified our median employee, we then determined that employee's total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. The total compensation amount for our median employee for 2017 was determined to be $34,967. This total compensation amount was then compared to the total compensation of our CEO disclosed above in the Summary Compensation Table, of $2,039,356. The elements included in the CEO's total compensation are fully discussed above in the footnotes to the Summary Compensation Table.
We have elected to disclose a supplemental ratio that includes the value of health and dental care benefits paid by the company. Because these benefits are provided on a broad, non-discretionary basis, the value is not required to be reported in the Summary Compensation Table. However, if we add the value of these benefits, the total compensation of our median employee, who elected single coverage, would increase by $3,307 and the total compensation of our CEO, who elected family coverage, would increase by $7,406, which would result in the ratio of our CEO's annual total compensation to the annual total compensation of our median employee of 53:1.

PROPOSAL # 4 – APPROVAL OF THE FASTENAL COMPANY
NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
Introduction
We are asking our shareholders to approve the Fastenal Company Non-Employee Director Stock Option Plan (the 'Plan'), which was approved by our board of directors on October 10, 2017, subject to shareholder approval.
The Plan is intended to encourage and enable each of the company's non-employee directors to elect to purchase options to acquire shares of the company's common stock in lieu of some or all of the annual cash retainer payments that a director would otherwise be entitled to receive for service on the company's board of directors. Stock options are the only form of equity permitted under the Plan, and may be purchased only if and to the extent that a non-employee director elects to forgo cash compensation from the company in exchange for options. Our non-employee directors have not previously received any of their compensation from the company in the form of options to acquire shares of the company's common stock, and do not participate in the company's existing stock option plan for employees, which is the company's only other equity-based compensation plan.
The Plan provides for the issuance of up to 2,500,000 shares of our common stock upon the exercise of stock options in lieu of cash compensation otherwise payable to participating non-employee directors. As of February 1, 2018, four of our non-employee directors had elected to forego a total of $212,500 in annual cash retainer payments for 2018 in exchange for options under the Plan that would enable them to acquire up to 21,185 shares of our common stock. The exercisability and continued effectiveness of these awards is expressly conditioned upon shareholder approval of the Plan at the 2018 annual meeting.
Shareholder Approval and Board of Directors Recommendation
Shareholder approval of the Plan is being sought in order to satisfy the stockholder approval requirements of the Nasdaq Stock Market.
Our board of directors recommends that our shareholders vote FOR the Plan because it will introduce an equity-based compensation element into the compensation mix provided to our non-employee directors, and more closely align their interests with those of our shareholders. Unless a contrary choice is specified, proxies solicited by the board of directors will be voted FOR approval of the Plan.
If the Plan is not approved by our shareholders, the Plan and option awards already granted thereunder will be of no further force or effect, and the amount of compensation the directors already elected to receive in the form of option awards will instead be paid to them in cash.
Description of the Non-Employee Director Stock Option Plan
The major features of the Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Plan, which is attached to this proxy statement as Appendix A.
Eligible Participants
All non-employee directors of the company are eligible to participate in the Plan, and will become participants if and when they make a timely election to participate. As of February 1, 2018, there were seven non-employee directors of the company eligible to participate in the Plan, four of whom had elected to participate with respect to their 2018 annual retainer compensation.
Administration
The Plan may be administered by our board of directors or by a committee of two or more independent, non-employee directors of the company appointed by the board of directors. Our board of directors has designated its compensation committee to be the Plan administrator. The Plan administrator may delegate non-discretionary administrative responsibilities under the Plan to such persons as it deems advisable.
The administrator may establish, amend or rescind rules to administer the Plan, interpret the Plan and any related award notifications, reconcile any inconsistency, correct any defect or supply an omitted term in the Plan or any award notification, and make all other determinations necessary or desirable for the administration of the Plan.
Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the Plan prohibits the repricing of any outstanding 'underwater' option awards without the prior approval of our shareholders. For these purposes, a 'repricing' includes amending the terms of an underwater option award to lower the exercise price, canceling an underwater option award in conjunction with granting a replacement option award with a lower exercise price, canceling an underwater option award in exchange for cash, other property or the grant of any other form of equity award, or otherwise making an underwater option award subject to any action that would be treated under accounting rules as a 'repricing.'

Available Shares and Limitations on Awards
A maximum of 2,500,000 authorized but unissued shares of our common stock may be the subject of option awards and issued under the Plan. The size of the share reserve under the Plan is subject to adjustment for changes in our corporate structure or shares, as described below.
Any shares of common stock subject to an award under the Plan that expires, or is forfeited, terminated, or surrendered without having been exercised in full, will, to the extent of such expiration, forfeiture, termination, or surrender, automatically replenish the Plan's share reserve and become available for future awards. If the elections to participate in the Plan for any calendar year would otherwise involve a number of shares that would exceed the number of shares then available in the Plan's share reserve, the administrator will allocate to each participant a ratable portion of the remaining number of shares in the Plan's share reserve, and the resulting option awards will be adjusted accordingly.
Share Adjustment Provisions
If certain transactions with our shareholders occur that cause the per share value of our common stock to change, such as stock splits, spin-offs, stock dividends or certain recapitalizations (referred to as 'equity restructurings'), the administrator will equitably adjust (i) the aggregate number and kind of shares or other securities subject to the Plan, (ii) the number and kind of shares or other securities subject to outstanding option awards, and (iii) the exercise price of outstanding option awards. Other types of transactions may also affect our common stock, such as reorganizations, mergers or consolidations. If there is such a transaction and the administrator determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the Plan, the administrator will make such adjustments as it may deem equitable.
Option Awards
The Plan permits us to award stock options that are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code (the 'Code') to our non-employee directors who elect to participate in the Plan.
Election to Receive Option Awards
On or before any December 31 beginning December 31, 2017, each non-employee director may elect to receive an option award under the Plan in lieu of some or all of the annual cash retainer payment that the director would otherwise be entitled to receive for service as a non-employee director of the company during calendar years beginning after the effective date of such election. A non-employee director may elect to receive an option award in lieu of any ten percent increment of an annual retainer amount between 10% and 100% of such payment amount. Any such election will be effective with respect to annual retainer amounts otherwise payable during each calendar year that begins after the date the company receives the applicable election form, unless the participating director acts to change the election as described below.
A participating director may amend an existing election to change the percentage of his or her annual retainer amount to be received in the form of an option award, or to discontinue receiving any portion of such retainer amount in the form of an option award, but any such modification will only take effect on the January 1 immediately following the company's receipt of the amended election form. Once an election becomes effective as of the first day of a calendar year, such election will be irrevocable for that calendar year.
Grant of Option Awards
For each calendar year during the term of the Plan when an election to participate is in effect for a non-employee director, that director will be granted an option award under the Plan on the same date specified by the administrator on which some or all of the annual retainer amount for that year would have been paid to the director but for such election. Each option award pursuant to the Plan will be evidenced by an award notification to the participating director. All option awards pursuant to the Plan will be subject to the following terms and conditions specified in the Plan:

•
The number of shares subject to each option award will be determined by dividing (i) the portion of the annual retainer amount that a participant would have otherwise have received in cash on the grant date of the option by (ii) the Black-Scholes value as of the grant date of each share subject to the option award, and rounding to the nearest whole number.

•
The per share exercise price of each option award will be determined and stated by the Plan administrator at the time of grant, but shall not be less than the fair market value of a share of the company's common stock on the grant date of the option award. 'Fair market value' under the Plan as of any date means the closing sale price of a share of our common stock on the Nasdaq Stock Market on that date. As of January 2, 2018, the closing sale price of a share of our common stock on the Nasdaq Stock Market was $54.54, and the Plan administrator provided for an exercise price of $55.00 per share, which reflected the closing sale price rounded up to the nearest dollar.

•
Each option award under the Plan will be fully vested and exercisable on its grant date, except that option awards granted prior to shareholder approval of the Plan may not be exercised and will be rescinded if shareholder approval of the Plan does not occur at the 2018 annual meeting.

•
Each option award will have an expiration date stated by the Administrator at the time of grant. The Plan administrator provided that the option awards granted to non-employee directors in January 2018 will expire on December 31, 2027, which is the end of the calendar year after the ninth anniversary of its grant date.

•	Payment of the exercise price for any option award granted under the Plan may be made by check payable to the company, or in such other manner as the administrator may permit.

•	Option awards under the Plan may not be transferred in any manner, other than in connection with the death of a participating director, and may not be encumbered either voluntarily or involuntarily.
Dissolution, Liquidation or Reorganization
If a dissolution or liquidation of the company occurs, any option award granted under the Plan will terminate as of a date, prior to the effective time of the dissolution or liquidation, to be fixed by the administrator, so long as not less than 30 days prior written notice of the termination date is given to each participant so that the participant will have the ability during such period to exercise each of his or her outstanding option awards as to all or any part of the shares covered by those awards.
The Plan defines a 'reorganization' as a merger, consolidation or statutory share exchange involving the company, a sale of all or substantially all of the assets of the company, or a sale of securities of the company pursuant to an agreement with the company, any of which results in the company not being the surviving or acquiring company, or in the company becoming a wholly-owned subsidiary of another company. If a reorganization occurs, and if the agreement governing the reorganization transaction specifically provides for the conversion or exchange of the company shares subject to outstanding option awards for securities of another corporation, then such securities shall be subject to the Plan and such outstanding option awards, with such adjustments by the administrator to the number of such securities as may be required or permitted by the share adjustment provisions of the Plan. If a reorganization occurs and the preceding sentence is not applicable, then any option award granted under the Plan will terminate as of a date to be fixed by the administrator, so long as not less than 30 days prior written notice of the termination date is given to each participant so that the participant will have the ability during such period to exercise each of his or her outstanding option awards as to all or any part of the shares covered by those awards.
Effective Date and Term of the Plan
The Plan became effective on October 10, 2017, the date it was approved by our board of directors, but it and all awards thereunder are subject to approval of the Plan by our shareholders at the 2018 annual meeting. Unless terminated earlier by our board of directors, the Plan will terminate when all available shares have been granted and no option award remains outstanding. Our board of directors may suspend or terminate the Plan at any time. Awards outstanding under the Plan at the time it is terminated will continue in accordance with their terms and the terms of the Plan.
Amendment of the Plan
Our board of directors may amend the Plan from time to time, but no amendments to the Plan will be effective without shareholder approval if such approval is required under applicable laws or stock exchange rules. Termination, suspension or amendment of the Plan may not adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.
U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income tax consequences to the company and to participants subject to U.S. taxation with respect to option awards granted under the Plan, based on current statutes, regulations and interpretations.
If a participant is granted a non-qualified stock option under the Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant's basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. The company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.
The foregoing discussion of tax consequences of option awards under the Plan assumes that the awards are not considered 'deferred compensation arrangements' subject to Section 409A of the Code. If an award were to be considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed 'deferred,' would be required to pay an additional 20 percent income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

Outstanding Awards Under the Plan
The following table summarizes the option awards that have been granted to date to our non-employee directors. As previously discussed, the exercisability and continued effectiveness of these awards is expressly conditioned upon approval of the Plan by our shareholders at the 2018 annual meeting.
NEW PLAN BENEFITS
NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

	2018 Annual Retainer Amount to be Received in Options ($)	Shares Subject to Options Granted (#)	Per Share Exercise Price of Options ($)
Non-employee director group	212,500	21,185	55.00

Equity Compensation Plan Information
The following table sets forth information regarding our equity compensation plans as of December 31, 2017:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)(Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	3,948,908	48.28	5,169,233
Equity compensation plans not approved by security holders (2)	21,185	55.00	2,478,815
Total	3,970,093		7,648,048

(1)    Reflects securities to be issued under our Fastenal Company Stock Option Plan.

(2)
Reflects stock option awards issued and issuable in the future under the Fastenal Company Non-Employee Director Stock Option Plan, which was approved by our board of directors on October 10, 2017 but has not yet been approved by our shareholders. Our shareholders are being asked to approve this plan at our April 2018 annual meeting, and the exercisability and continued existence of the plan and all option awards currently outstanding thereunder is expressly conditioned on shareholder approval of that plan at the annual meeting. A description of the material terms of the plan and a summary of option awards currently outstanding thereunder is provided beginning on page 31 of this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
APPROVAL OF THE FASTENAL COMPANY NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
* * * * * * * * * *

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
The following table sets forth, as of February 1, 2018 (unless otherwise noted), the ownership of Fastenal common stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding common stock, by each director and nominee for the office of director, by our named executive officers, and by all directors and executive officers as a group. On February 1, 2018 there were 287,645,644 shares of Fastenal common stock issued and outstanding.

Name and, if Required, Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares
Willard D. Oberton	619,006	(2)	*
Michael J. Ancius	10,714	(3)	*
Michael J. Dolan	20,000		*
Stephen L. Eastman	2,800	(4)	*
Daniel L. Florness	142,869	(5)	*
Rita J. Heise	10,000	(6)	*
Darren R. Jackson	15,000	(7)	*
Daniel L. Johnson	1,450	(8)	*
Scott A. Satterlee	12,500	(9)	*
Reyne K. Wisecup	52,857	(10)	*
Holden Lewis	2,000		*
Terry M. Owen	23,130	(11)	*
Jeffery M. Watts	6,250	(12)	*
Charles S. Miller	7,234	(13)
The Bank of New York Mellon Corporation
225 Liberty Street	16,263,184	(14)	5.65%
New York, NY 10286
BlackRock, Inc.
55 East 52nd Street	18,537,864	(15)	6.44%
New York, NY 10055
The Vanguard Group
100 Vanguard Blvd.	32,137,556	(16)	11.17%
Malvern, PA 19355
Directors and executive officers as a group (21 persons)	1,615,967	(17)	*

*	Less than 1%.

(1)	Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting power and investment power with respect to such shares.

(2)	Includes 123,293 shares held by Mr. Oberton’s wife and stock options to acquire 125,000 shares at an exercise price of $54.00 per share that are immediately exercisable.

(3)
Includes 8,865 shares held in a revocable trust of Mr. Ancius and his wife, over which Mr. Ancius and his wife share voting and investment power and 429 shares held in a custodian account for a son of Mr. Ancius. Mr. Ancius disclaims beneficial ownership of the shares held by or for the account of his son. Excludes options to acquire 4,237 shares of the company's common stock pending shareholder approval of the Fastenal Non-Employee Director Stock Option Plan.

(4)	Consists of 2,800 shares held in Mr. Eastman’s revocable trust, over which Mr. Eastman shares voting and investment power with his wife.

(5)
Consists of 97,845 shares held jointly by Mr. Florness and his wife, stock options to acquire 9,524 shares at an exercise price of $42.00 per share and 31,250 shares at an exercise price of $54.00 per share, each of which is immediately exercisable, and approximately 4,250 shares attributable to the account of Mr. Florness in our 401(k) plan. Mr. Florness has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(6)
Consists of 10,000 shares held in Ms. Heise’s revocable trust, over which Ms. Heise shares voting and investment power with her husband. Excludes options to acquire 8,474 shares of the company's common stock pending shareholder approval of the Fastenal Non-Employee Director Stock Option Plan.

(7)	Consists of 15,000 shares held in a revocable trust of Mr. Jackson and his wife, over which Mr. Jackson and his wife share voting and investment power.

(8)
Consists of 1,450 shares held in Mr. Johnson’s revocable trust, over which Mr. Johnson and his wife share voting and investment power. Excludes options to acquire 4,237 shares of the company's common stock pending shareholder approval of the Fastenal Non-Employee Director Stock Option Plan.

(9)
Consists of 12,500 shares held in Mr. Satterlee's revocable trust, over which Mr. Satterlee has voting and investment power. Excludes options to acquire 4,237 shares of the company's common stock pending shareholder approval of the Fastenal Non-Employee Director Stock Option Plan.

(10)
Consists of 10,000 shares held jointly by Ms. Wisecup and her husband, and stock options to acquire 5,357 shares at an exercise price of $42.00 per share and 37,500 shares at an exercise price of $54.00 per share, each of which is immediately exercisable.

(11)
Consists of stock options to acquire 20,833 shares at an exercise price of $42.00 per share and 1,563 shares at an exercise price of $54.00 per share, each of which is immediately exercisable, and 734 shares attributable to the account of Mr. Owen in our 401(k) plan. Mr. Owen has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(12)	Consists of stock options to acquire 6,250 shares at an exercise price of $54.00 per share that are immediately exercisable.

(13)
Consists of stock options to acquire 1,563 shares at an exercise price of $54.00 per share that are immediately exercisable, and 5,671 shares attributable to the account of Mr. Miller in our 401(k) plan. Mr. Miller has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(14)
According to an amendment to Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2017, The Bank of New York Mellon Corporation, which is a parent holding company or control person, has sole voting power with respect to 14,156,165 shares, shared voting power with respect to 1,032 shares, sole investment power with respect to 13,706,953 shares, and shared investment power with respect to 2,556,220 shares.

(15)
According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2017, BlackRock, Inc., which is a parent holding company or control person, has sole voting power with respect to 16,039,358 shares and sole investment power with respect to 18,537,864 shares.

(16)
According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2017, The Vanguard Group, which is a registered investment advisor, has sole voting power with respect to 419,201 shares, shared voting power with respect to 52,204 shares, sole investment power with respect to 31,682,355 shares, and shared investment power with respect to 455,201 shares.

(17)
Includes the shares in footnotes (2) through (13), including aggregate stock options to acquire 579,202 shares that are immediately exercisable and 48,296 shares attributable to the 401(k) accounts of certain directors and executive officers.

ADDITIONAL MATTERS
If you are a registered shareholder, our 2017 annual report, including financial statements, is being mailed to you with this proxy statement. If you are a shareholder who holds shares in street name, you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will contain instructions as to how you can access our 2017 annual report over the internet. It will also tell you how to request a paper or e-mail copy of our 2017 annual report.
As of the date of this proxy statement, we know of no matters that will be presented for determination at the 2018 annual shareholders meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the shares represented by the proxies solicited by our board of directors will be voted by the proxies named therein in accordance with their best judgment.
We will pay the cost of soliciting our board of directors' form of proxy, which may include the reimbursement of brokers for forwarding solicitation materials to shareholders holding stock in street name. In addition to solicitation by the use of mail and the internet, our directors, officers, and employees may solicit proxies by telephone, personal contact, or special correspondence without additional compensation to them.
Our transfer agent is Equiniti Trust Company. All communications concerning registered shareholder accounts, including address changes, name changes, common stock transfer requirements, and similar issues, can be handled by contacting our transfer agent at 1-800-468-9716, or in writing at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120.
If you wish to obtain a copy of our annual report on Form 10-K filed with the SEC for 2017, you may do so without charge by writing to Internal Audit, at our offices at 2001 Theurer Boulevard, Winona, Minnesota 55987-0978.
HOUSEHOLDING
We have adopted a procedure approved by the SEC called 'householding,' by which certain shareholders who do not participate in electronic delivery of proxy materials but who have the same address and appear to be members of the same family receive only one copy of our annual report and proxy statement. Each shareholder participating in householding continues to receive a separate proxy card. Householding helps to eliminate duplicative mailings and reduces our mailing and printing expenses.
If your household would like to receive individual rather than multiple mailings in the future, please write to Fastenal Company, c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 1-866-540-7095. If a broker or other nominee holds your shares, you may continue to receive multiple mailings. Please contact your broker or other nominee directly to discontinue multiple mailings from them.
If you currently participate in householding and would prefer to receive separate copies of our 2017 annual report or this proxy statement, please contact us in the manner described above and we will deliver the requested document free of charge and promptly upon receipt of your request.
DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING
Any shareholder proposal intended to be presented at the 2019 annual meeting and desired to be included in our proxy statement for that annual meeting must be received by us at our principal executive office no later than November 13, 2018 in order to be included in such proxy statement. We must receive any other shareholder proposals intended to be presented at our 2019 annual meeting at our principal executive office no later than December 25, 2018.

By Order of the board of directors,

John J. Milek
General Counsel
February 26, 2018

Appendix A
FASTENAL COMPANY
NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

This Plan is adopted and made by Fastenal Company, a Minnesota corporation with principal offices at Winona, Minnesota (the “Company”), for the benefit of the Non-Employee Directors of the Company.

1.	Purpose.

The Fastenal Company Non-Employee Director Stock Option Plan (the “Plan”) is intended to encourage and enable each of the Company’s Non-Employee Directors to elect to receive awards of options to acquire shares of the Company’s common stock in lieu of some or all of the annual cash retainer payments that the Director would otherwise be entitled to receive for service on the Company’s Board, thereby more closely aligning the interests of the Directors with those of the Company’s shareholders.

2.	Definitions.

(a)“Administrator” means the Board or the committee appointed by the Board to administer the Plan, as specified in Section 10.

(b)“Board” means the Board of Directors of the Company.

(c)“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to Sections of the Code shall be deemed to include any applicable regulations or interpretations thereunder and any successor or similar statutory provisions.

(d)“Company” means Fastenal Company, a Minnesota corporation, and any successor corporation.

(e)“Common Stock” means the Company’s $.01 par value common stock.

(f)“Employee” means an employee of the Company or a Subsidiary.

(g)“Exercise Price” means the specified price at which Shares subject to an Option may be purchased.

(h)“Fair Market Value” means the fair market value of a Share determined as follows:

(1)    If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(2)    If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Administrator as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(i)    “Non-Employee Director” means a member of the Board who is not an Employee.

(j)    “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price during a specified period of time. Each Option granted under the Plan will be a non-qualified stock option not intended to satisfy the requirements of Code Section 422.

(k)    “Participant” means an individual to whom a then-outstanding Option has been granted under the Plan.

(l)    “Reorganization” means a statutory merger, statutory consolidation or statutory share exchange involving the Company, a sale of all or substantially all of the assets of the Company, or a sale, pursuant to an agreement with the Company, of securities of the Company, any of which results in the Company not being the surviving or acquiring company, or in the Company becoming a wholly-owned subsidiary of another company after the effective date of the Reorganization.

(m)    “Share” means a share of Common Stock, or such other securities or property as may become subject to an Option in lieu of or in addition to a Share pursuant to an adjustment as provided under Section 8 of the Plan.

(n)    “Subsidiary” means a subsidiary corporation of the Company as defined in Section 424 of the Code.

3.	Shares Subject to Options.

The aggregate number of authorized and unissued Shares for which Options may be granted and which may be purchased upon the exercise of Options granted under the Plan shall not exceed 2,500,000, subject to adjustment under the provisions of Section 8. In the event any Option shall, for any reason, terminate or expire or be forfeited or surrendered without having been exercised in full, the Plan’s share reserve as specified in the preceding sentence shall correspondingly be replenished. If the elections by Participants pursuant to Section 5 for any calendar year would otherwise involve a number of Shares that would exceed the number of Shares then available in the Plan’s share reserve, the Administrator will allocate to each Participant a ratable portion of the remaining number of Shares in the Plan’s share reserve, and the resulting Option awards shall be adjusted accordingly.

4.    Participants.

All Non-Employee Directors shall be eligible to participate in the Plan, and will become Participants if they timely elect to participate in accordance with Section 5.

5.    Election to Participate.

(a)Making an Election. On or before any December 31 occurring after the effective date of this Plan, each Non-Employee Director may elect to receive an Option award under the Plan in lieu of some or all of the annual cash retainer payment (the “Annual Retainer”) that such Director would otherwise be entitled to receive for services as a Non-Employee Director of the Company during calendar years commencing after the effective date of such election (an “Election”). A Non-Employee Director may elect to receive an Option award in lieu of any ten percent increment of an Annual Retainer amount between 10% and 100% of such payment amount. Any such Election shall be made by completing, signing and submitting to the Company the Election form approved for such purpose by the Administrator, and will be effective with respect to the Annual Retainer otherwise payable for services as a Non-Employee Director performed during each calendar year commencing after the effective date of the Election, unless the Participant changes the Election in accordance with Section 5(b).

(b)    Changing an Election. If a Participant wishes to change an existing Election to either (i) change the percentage of such Participant’s Annual Retainer to be received in the form of an Option award, or (ii) discontinue receiving any portion of his or her Annual Retainer in the form of an Option award, he or she may do so by submitting to the Company an amended Election form approved by the Administrator for that purpose, and such amended Election will take effect on the January 1 immediately following the Company’s receipt of the amended Election form. Once an Election becomes effective as of the first day of a calendar year, such election shall be irrevocable for that calendar year, and an amended Election may only be made with respect to an Annual Retainer for services performed as a Non-Employee Director on and after the first day of the calendar year commencing after the date the Company receives such amended Election form.

6.    Grant of Option Awards.

For each calendar year during the term of this Plan when an Election pursuant to Section 5 is in effect for a Non-Employee Director, such Director will be granted an Option award hereunder on the date specified by the Administrator during such calendar year (a “Grant Date”) on which some or all of the Annual Retainer would have been paid to the Director but for such Election. Each Option award pursuant to the Plan will be evidenced by a grant notification in the form approved by the Administrator (the “Grant Notification”).

7.    Terms and Conditions of Option Awards. All Option awards granted under the Plan shall be subject to the following terms and conditions:

(a)Number of Option Shares. The number of Shares subject to each Option award will be determined by dividing (i) the portion of the Annual Retainer that a Participant would have received in cash on the Grant Date but for the Election by (ii) the Black-Scholes value as of the Grant Date of each Share subject to the Option award, and rounding to the nearest whole number.

(b)Exercise Price. The per Share Exercise Price of each Option award shall be determined and stated by the Administrator at the time of grant, but shall not be less than the Fair Market Value of a Share on the Grant Date of the Option award.

(c)Vesting and Exercisability. Each Option award will be fully vested and exercisable on its Grant Date.

(d)Period of Option. The expiration date with respect to each Option award shall be determined and stated by the Administrator at the time of grant.

(e)Transferability of Option Awards. During the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option, and no Option may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 7(e) shall be of no effect. Any Option award held by a permitted transferee shall continue to be subject to the same terms and conditions that were applicable to that award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to expiration of an Option upon termination of service of a Participant, the references to “Participant” shall mean the original grantee of an Option award and not any transferee.

(f)Shareholder Rights. Neither a Participant nor any permitted transferee of an Option shall have any of the rights of a shareholder of the Company until the Option has been exercised and the Shares purchased are properly issued to such Participant or transferee.

(g)Manner of Exercise Each exercise of an Option shall be in writing, in such form as the Administrator may prescribe, delivered to the Administrator or its designee, specifying the number of Shares being purchased and accompanied by payment of the Exercise Price for such Shares, by check payable to the Company or in such other manner as the Administrator may prescribe.

(h)Forfeiture For Breach of Obligations. Notwithstanding any other provision in this Plan, if a Participant violates any duty of loyalty owed to, or agreement with, the Company in any material respect, any outstanding Option held by such Participant shall be subject to immediate forfeiture in the discretion of the Board, and with respect to any Option that has been exercised by such Participant within a 12 month period prior to the occurrence of such violation, the Board may demand payment of and the Participant shall be liable to the Company for the difference between the aggregate Fair Market Value on the date of exercise of the Shares acquired upon such exercise and the aggregate Exercise Price of such Shares. The Participant shall pay such amount promptly upon demand by the Company.

8.    Adjustments and Reorganizations.

(a)Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Administrator shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities subject to the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Option awards, and (iii) the Exercise Price of outstanding Option awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Administrator to prevent dilution or enlargement of rights of Participants.  In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan.  No adjustment shall be made pursuant to this Section 8(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause an Option to be subject to adverse tax consequences under Section 409A of the Code.

(b)Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, any Option granted under the Plan shall terminate as of a date to be fixed by the Administrator, provided that not less than 30 days written notice of the date so fixed shall be given to each Participant and each such Participant shall have the right during such period (but in no event beyond the expiration date of the applicable Option) to exercise each of his or her outstanding Options as to all or any part of the Shares covered thereby.

(c)Reorganization. In the event of a Reorganization, then:

(1)If there is no plan or agreement respecting the Reorganization (“Reorganization Agreement”) or if the Reorganization Agreement does not specifically provide for the change, conversion, or exchange of the Shares under outstanding and unexercised Options for securities of another corporation, then any Option granted under the Plan shall terminate as of a date to be fixed by the Administrator, provided that not less than 30 days written notice of the date so fixed shall be given to each Participant and each such Participant shall have the right during such period (but in no event beyond the expiration date of the applicable Option) to exercise each of his or her outstanding Options as to all or any part of the Shares covered thereby; or

(2)If there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion, or exchange of the Shares under outstanding and unexercised Options for securities of another corporation, then the securities received on account of such Shares shall be subject to the Plan and then-outstanding Options, with such adjustments by the Administrator to the number and kind of securities subject to the then-outstanding Options as may be required or permitted by Section 8(a).

(d)Administrator Decisions Final. Adjustments and determinations under this Section 8 shall be made by the Administrator as specified herein, and its decisions as to what adjustments or determinations shall be made, and the extent thereof, shall be final, binding, and conclusive.

9.    Restrictions on Issuing Shares.

The exercise of each Option and the issuance of Shares in connection therewith shall be subject to the condition that if at any time the Administrator shall determine in its discretion that the listing, registration, or qualification of any Shares otherwise deliverable upon such exercise upon the Nasdaq Global Select Market or other recognized national securities exchange or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of Shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Administrator.

10.    Administration of Plan.

(a)Administrator. The Plan shall be administered by the Compensation Committee of the Company consisting of two or more directors of the Company appointed by the Board, each of whom shall be (i) an independent director within the meaning of applicable stock exchange rules and regulations, and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3. If the Administrator is such a committee, it shall report all actions taken by it to the Board. In administering the Plan, the Administrator shall be governed by and shall adhere to the provisions of the Plan. Subject to the foregoing, the Administrator may establish, amend or rescind rules to administer the Plan, interpret the Plan and any Grant Notification, reconcile any inconsistency, correct any defect or supply an omitted term in the Plan or any Grant Notification, and make all other determinations necessary or desirable for the administration of the Plan. All such actions and determinations shall be conclusively binding for all purposes and upon all persons. The Administrator may delegate non-discretionary administrative responsibilities in connection with the Plan to such persons as it deems advisable.

(b)Liability and Indemnification. To the greatest extent permitted by law, (i) no member or former member of the Administrator shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Option granted under the Plan, and (ii) the members or former members of the Administrator shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.

11.    Delivery of Shares and Proceeds.

Upon the exercise of an Option, the Administrator shall cause the purchased Shares to be issued by the Company’s transfer agent and a certificate or statement of issuance to be delivered to the Participant. The proceeds received from the sale of Shares pursuant to the exercise of Options granted under the Plan shall be the property of the Company, and shall be delivered to it promptly by the Administrator.

12.    Amendment, Suspension, or Termination of Plan.

(a)Board’s Authority. Subject to Section 12(b), the Board may at any time suspend or terminate the Plan or may amend it from time to time in such respects as it may deem advisable in order that the Options granted thereunder may conform to any changes in the law or in any other respect which it may deem to be in the best interests of the Company. Unless the Plan shall theretofore have been terminated as provided herein, the Plan shall terminate when all available Shares have been granted and no granted Option is outstanding. No Option may be granted during any suspension or after the termination of the Plan.

No amendment, suspension, or termination of the Plan shall, without a Participant’s consent, materially impair any of the rights or obligations under any outstanding Option theretofore granted to such Participant under the Plan, unless such action is necessary to comply with applicable law or stock exchange rules. A Participant’s consent to any amendment, suspension, or termination of the Plan or to any Option issued pursuant to the Plan shall be deemed to have been given if the Participant fails to object in writing within 15 days after written notice thereof, given in person or by certified mail sent to the Participant’s address contained in the records of the Company. To the extent considered necessary to comply with applicable provisions of law or the listing requirements of the Nasdaq Global Select Market or other applicable recognized national securities exchange, any such amendments to the Plan may be made subject to approval by the shareholders of the Company.

(b)No Option Repricing. Except as provided in Section 8(a), no Option award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any other form of equity award at a time when the per Share Exercise Price of the Option Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option award, unless such action is first approved by the Company’s shareholders.

13.    Adoption and Effective Date of Plan.

The Plan was approved and adopted by the Board on October 10, 2017, which is the effective date of the Plan, subject to approval of the Plan by the Company's shareholders. If the Company's shareholders fail to approve the Plan at the Company’s 2018 annual meeting of shareholders (or any adjournment thereof), the Plan and any Option awards already granted under the Plan will be of no further force and effect, and the Company will promptly pay to each Participant (or permitted transferee thereof) holding any such Option award the Annual Retainer amount in lieu of which such Participant elected to receive such Option award. Notwithstanding anything to the contrary stated elsewhere in the Plan or in any Grant Notification, no Option award shall be exercisable prior to approval of the Plan by the Company’s shareholders.

14.    Other Provisions.

(a)    Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Option awards under the Plan. Neither the Company, its Subsidiaries, the Administrator, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Subsidiaries, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Option award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b)    Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.

(c)    Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

FASTENAL COMPANY
2001 THEURER BOULEVARD
WINONA, MN 55987
ATTN: ELLEN STOLTS

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by our company in mailing shareholder communications, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Fastenal Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E34954-P00124

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FASTENAL COMPANY

The Board of Directors recommends you vote FOR the following proposals 1, 2, 3 and 4:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Willard D. Oberton	☐	☐	☐
1b. Michael J. Ancius	☐	☐	☐
1c. Michael J. Dolan	☐	☐	☐
1d. Stephen L. Eastman	☐	☐	☐
1e. Daniel L. Florness	☐	☐	☐
1f. Rita J. Heise	☐	☐	☐
1g. Darren R. Jackson	☐	☐	☐
1h. Daniel L. Johnson	☐	☐	☐
1i. Scott A. Satterlee	☐	☐	☐
1j. Reyne K. Wisecup	☐	☐	☐

	For	**Against**	**Abstain**
2. Ratification of the appointment of KPMG LLP as independent registered public accounting firm for the 2018 fiscal year.	☐	☐	☐
3. Approval, by non-binding vote, of executive compensation.	☐	☐	☐
4. Approval of the Fastenal Company Non-Employee Director Stock Option Plan.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E34955-P00124

FASTENAL COMPANY

Annual Meeting of Shareholders

April 24, 2018 10:00 AM Central Time

This proxy is solicited by the Board of Directors

By signing this proxy, you revoke all prior proxies and appoint Willard D. Oberton, Daniel L. Florness, and Reyne K. Wisecup, and each of them, as Proxies, each with full power of substitution, to vote, as designated on the reverse side, at the Annual Meeting of the Shareholders to be held on April 24, 2018, and at any adjournment thereof, all shares of Common Stock of Fastenal Company registered in your name at the close of business on February 23, 2018.

This proxy, when properly executed, will be voted as specified on the reverse side, but, if no direction is given, this proxy will be voted FOR Items 1, 2, 3, and 4. Notwithstanding the foregoing, if this proxy is to be voted for any nominee named on the reverse side and such nominee is unwilling or unable to serve, this proxy will be voted for a substitute in the discretion of the Proxies. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side